Exhibit (a)(1)(A)

Whiting Petroleum Corporation

Offer to Purchase for Cash

Up To $300,000,000 Aggregate Principal Amount Of

1.25% Convertible Senior Notes due 2020

(CUSIP No. 966387AL6)

The Tender Offer (as defined below) will expire at 11:59 p.m., New York City time, on September 26, 2019, or any other date and time to which the Company extends such Tender Offer (such date and time, as it may be extended, the “Expiration Date”), unless earlier terminated. You must validly tender your Notes (as defined below) at or prior to the Expiration Date to be eligible to receive the Purchase Price (as defined below) for such Notes. The Purchase Price will be payable in cash. Tendered Notes may be validly withdrawn from the Tender Offer at or prior to the Expiration Date. The Tender Offer is subject to the satisfaction or waiver of certain conditions as set forth under the heading “The Terms of the Tender Offer–Conditions to the Tender Offer.”

Upon the terms and subject to the conditions described in this Offer to Purchase (as it may be amended or supplemented from time to time, this “Offer to Purchase”) and the accompanying Letter of Transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal” and, together with this Offer to Purchase, the “Offer Documents”), Whiting Petroleum Corporation, a Delaware corporation (the “Company,” “Whiting,” “we,” “us,” or “our”), hereby offers to purchase up to $300,000,000 aggregate principal amount (the “Tender Cap”) of its outstanding 1.25% Convertible Senior Notes due 2020 (the “Notes”) for cash in an amount equal to $990 per $1,000 principal amount of Notes purchased (the “Purchase Price”). Additionally, Holders (as defined herein) of record on September 15, 2019 of the Notes that are validly tendered at or prior to the Expiration Date and accepted for purchase will receive accrued interest, if any, from the last interest payment date up to, but not including, the Settlement Date (as defined herein) (“Accrued Interest”) and will not be entitled to receive an interest payment on such Notes on October 1, 2019. The Company refers to the offer to purchase the Notes as the “Tender Offer.”

The Tender Offer is open to all registered holders (individually, a “Holder” and, collectively, the “Holders”) of the Notes. The Tender Offer is not conditioned on the tender of any minimum principal amount of Notes. The Tender Offer is, however, subject to the satisfaction or waiver of certain conditions as described herein. See “The Terms of the Tender Offer–Conditions to the Tender Offer.” Notes tendered but not purchased in the Tender Offer will be credited to the accounts of the tendering Holders promptly after the expiration of the Tender Offer. See “The Terms of the Tender Offer–Tender Cap and Proration.” The purpose of the Tender Offer is to reduce the principal amount of outstanding Notes, which mature on April 1, 2020, unless earlier repurchased or converted.

Title of Security	CUSIP	Outstanding Principal Amount	Aggregate Principal Sought	Purchase Price(1)(2)
1.25% Convertible Senior Notes due 2020	966387AL6	$562,075,000	$300,000,000	$990.00

(1)	Per $1,000 principal amount of Notes tendered and accepted for purchase.
(2)	Holders of record on September 15, 2019 of Notes that are validly tendered and accepted in the Tender Offer will receive Accrued Interest, if any.

The Offer Documents contain important information that should be read before any decision is made with respect to the Tender Offer. In particular, see “Certain Considerations” beginning on page 21 for a discussion of certain factors you should consider in connection with the Tender Offer.

Requests for additional copies of this Offer to Purchase or for copies of the related Letter of Transmittal and requests for assistance relating to the procedures for tendering Notes may be directed to D.F. King & Co., Inc., which is serving as tender and information agent in connection with the Tender Offer (the “Tender and Information Agent”) at the address and telephone number on the back cover page of this Offer to Purchase. Requests for assistance relating to the terms and conditions of the Tender Offer may be directed to J.P. Morgan Securities LLC (the “Dealer Manager”) at the addresses and telephone numbers on the back cover page of this Offer to Purchase. Beneficial owners may also contact their broker, dealer, commercial bank, trust company, custodian or other nominee for assistance regarding the Tender Offer.

NONE OF THE COMPANY, ITS BOARD OF DIRECTORS, ITS OFFICERS, THE DEALER MANAGER, THE TENDER AND INFORMATION AGENT OR THE TRUSTEE UNDER THE INDENTURE GOVERNING THE NOTES (THE “TRUSTEE”), OR ANY OF THEIR RESPECTIVE AFFILIATES, IS MAKING ANY RECOMMENDATION AS TO WHETHER HOLDERS SHOULD TENDER ANY NOTES IN RESPONSE TO THE TENDER OFFER. HOLDERS MUST MAKE THEIR OWN DECISION AS TO WHETHER TO PARTICIPATE IN THE TENDER OFFER AND, IF SO, THE PRINCIPAL AMOUNT OF NOTES TO TENDER.

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”), NOR HAS THE SEC PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THIS OFFER TO PURCHASE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The Dealer Manager for the Offer is:

J.P. Morgan

Offer to Purchase dated August 29, 2019

The Tender Offer commenced on August 29, 2019 and will expire on the Expiration Date, unless earlier terminated by the Company. No tenders of Notes will be valid if submitted after the Expiration Date. If your Notes are held by a broker, dealer, commercial bank, trust company, custodian or other nominee (each, a “Nominee”), such Nominee may have an earlier deadline for accepting the offer. You should promptly contact such Nominee that holds your Notes to determine its deadline. The Tender Offer is open to all registered Holders of the Notes.

The Company will purchase any Notes that have been validly tendered at or prior to the Expiration Date and accepted for purchase, subject to all conditions to the Tender Offer having been either satisfied or waived by the Company, promptly following the Expiration Date (the date of such acceptance and purchase, the “Settlement Date”). The Settlement Date is expected to occur within two business days following the Expiration Date, assuming the conditions to the Tender Offer have been either satisfied or waived by the Company at or prior to the Expiration Date.

Subject to compliance with applicable law, the Company reserves the right, in its sole discretion, to: (1) extend the Expiration Date to a later date and time as announced by the Company; (2) waive or modify in whole or in part any or all conditions to the Tender Offer; (3) delay the acceptance for purchase of any Notes or delay the purchase of any Notes; or (4) otherwise modify or terminate the Tender Offer upon the occurrence of any of the conditions set forth in “The Terms of the Tender Offer – Conditions to the Tender Offer” prior to the Expiration Date. See “The Terms of the Tender Offer–Expiration Date; Extension; Termination and Amendment.” In the event that the Tender Offer is terminated or otherwise not completed, the Purchase Price will not be paid or become payable to Holders of the Notes, without regard to whether such Holders have validly tendered their Notes (in which case, such tendered Notes will be promptly returned to Holders). The Company will publicly announce any extension, termination or amendment in the manner described under “The Terms of the Tender Offer–Announcements.”

Notwithstanding any other provision of the Tender Offer, the Company’s obligation to accept for purchase, and to pay for, any Notes validly tendered pursuant to the Tender Offer, subject to proration, is conditioned upon satisfaction or waiver of the General Conditions (as defined herein). The conditions to the Tender Offer are for the sole benefit of the Company and may be asserted by the Company and may be waived by the Company in whole or in part, at any time and from time to time, regardless of whether any other condition of the Tender Offer is also waived, at or prior to the Expiration Date. If the Tender Offer is terminated at any time, Notes validly tendered will be promptly returned to the tendering Holders. The Tender Offer is not conditioned upon a minimum principal amount of Notes being tendered. See “The Terms of the Tender Offer–Conditions to the Tender Offer.”

The Company expects to finance its payment of the Purchase Price for all Notes validly tendered in the Tender Offer and accepted for purchase with borrowings under the Seventh Amended and Restated Credit Agreement, dated as of April 12, 2018, among the Company, Whiting Oil and Gas Corporation, the lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the various other agents party thereto (the “Credit Agreement”, which is described in more detail in “Source of Funds”), together with cash on hand.

Withdrawal rights with respect to the Notes will terminate on the Expiration Date. Thereafter, tenders are irrevocable except that Notes not yet accepted for purchase may be withdrawn at any time after October 25, 2019 (40 business days after the commencement of the Tender Offer). For the withdrawal of a tendered Note to be valid, such withdrawal must comply with the procedures set forth in “The Terms of the Tender Offer–Withdrawal of Tenders.”

In the event that the Company modifies the Purchase Price and there are fewer than 10 business days remaining from and including the date of the announcement of such modification to and including the Expiration Date, the Company will extend the Expiration Date so that at least 10 business days remain until the Expiration Date.

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See “Certain U.S. Federal Income Tax Considerations” for a discussion of certain tax matters that should be considered in evaluating the Tender Offer.

If you do not tender your Notes or if you tender Notes that are not accepted for purchase, they will remain outstanding. If the Company consummates the Tender Offer, the trading market for the Notes may be significantly more limited. For a discussion of this and other risks, see “Certain Considerations.”

IMPORTANT INFORMATION

The Notes are represented by one or more global certificates registered in the name of Cede & Co., the nominee of The Depository Trust Company (“DTC”), and held in book-entry form through DTC. DTC is the only registered holder of the Notes. DTC facilitates the clearance and settlement of securities transactions through electronic book-entry changes in accounts of DTC participants. DTC participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations.

A beneficial owner whose Notes are held by a Nominee and who desires to tender such Notes in the Tender Offer must contact its Nominee and instruct such Nominee to tender its Notes on such beneficial owner’s behalf. Accordingly, beneficial owners wishing to participate in the Tender Offer should contact their Nominee as soon as possible in order to determine the time by which such owner must take action in order to so participate. See “The Terms of the Tender Offer–Procedure for Tendering Notes.”

DTC has authorized DTC participants that hold Notes on behalf of beneficial owners of Notes through DTC to tender their Notes as if they were Holders. To properly tender Notes, the Tender and Information Agent must receive, at or prior to the Expiration Date:

•	a timely confirmation of book-entry transfer of such Notes according to the procedure for book-entry transfer described in this Offer to Purchase; and

•	an Agent’s Message (as defined herein) through the automated tender offer program (“ATOP”) of DTC or a properly completed and duly executed Letter of Transmittal.

There are no guaranteed delivery procedures provided for by the Company in order to tender Notes in the Tender Offer. For more information regarding the procedures for tendering your Notes, see “The Terms of the Tender Offer–Procedure for Tendering Notes.”

You should read this Offer to Purchase, including the documents incorporated by reference herein, and the Letter of Transmittal carefully before making a decision to tender your Notes.

THIS OFFER TO PURCHASE AND RELATED DOCUMENTS DO NOT CONSTITUTE AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL NOTES IN ANY STATE OR IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. IN THOSE JURISDICTIONS WHERE THE SECURITIES, BLUE SKY OR OTHER LAWS REQUIRE THE TENDER OFFER TO BE MADE BY A LICENSED BROKER OR DEALER, THE TENDER OFFER WILL BE DEEMED TO BE MADE ON BEHALF OF THE COMPANY BY THE DEALER MANAGER OR ONE OR MORE REGISTERED BROKERS OR DEALERS LICENSED UNDER THE LAWS OF SUCH JURISDICTION.

Neither the delivery of this Offer to Purchase and any related documents nor any purchase of Notes by the Company will, under any circumstances, create any implication that the information contained in this Offer to Purchase or in any related document is current as of any time subsequent to the date of such information (or, in the case of a document incorporated by reference, the date of such document incorporated by reference).

No dealer, salesperson or other person has been authorized to give any information or to make any representations with respect to the Tender Offer other than the information and representations contained or incorporated by reference in this Offer to Purchase or in the Letter of Transmittal, and, if given or made, such information or representations must not be relied upon as having been authorized.

From time to time after completion of the Tender Offer, the Company and its affiliates may purchase additional Notes in the open market, in privately negotiated transactions, or through additional tender offers, exchange offers or otherwise. Any future purchases or exchanges may be on the same terms or on terms that are more or less favorable to Holders of Notes than the terms of the Tender Offer. Any future purchases or exchanges by the Company and its affiliates will depend on various factors existing at that time. There can be no assurance as to which, if any, of these alternatives (or combinations thereof) the Company and its affiliates may choose to pursue in the future. Pursuant to Rule 13e-4(f)(6) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), neither the Company nor its affiliates may purchase any Notes other than pursuant to the Tender Offer until 10 business days after the Expiration Date (or any earlier date of termination) of the Tender Offer.

In this Offer to Purchase, the Company has used the convention of referring to all Notes that have been validly tendered and not validly withdrawn as having been “validly tendered.” Any Notes validly withdrawn will be deemed to be not validly tendered for purposes of the Tender Offer.

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SUMMARY

The following summary highlights selected information from this Offer to Purchase and is provided solely for the convenience of Holders of the Notes. This summary is not intended to be complete and is qualified in its entirety by reference to, and should be read in conjunction with, the information appearing elsewhere or incorporated by reference in this Offer to Purchase. Each undefined capitalized term used in this Summary has the meaning set forth elsewhere in this Offer to Purchase. Holders are urged to read this Offer to Purchase, along with the Letter of Transmittal, in their entirety, including all documents incorporated by reference, before making a decision to tender Notes.

Who is offering to purchase the Notes?

Whiting Petroleum Corporation, a Delaware corporation, is offering to purchase the Notes. See “The Company.”

What securities are being sought in the Tender Offer?

We are offering to purchase, upon the terms and subject to the conditions set forth in this Offer to Purchase and the Letter of Transmittal, up to $300,000,000 aggregate principal amount of the outstanding Notes for cash in an amount equal to $990 per $1,000 principal amount of Notes purchased, subject to proration. Additionally, each Holder of record on September 15, 2019 will receive Accrued Interest, if any, on Notes that are validly tendered and accepted for purchase and will not be entitled to receive an interest payment on such Notes on October 1, 2019.

As of August 28, 2019, there was $562,075,000 aggregate principal amount of the Notes outstanding.

Why is the Company making the Tender Offer?

The purpose of the Tender Offer is to reduce the principal amount of outstanding Notes, which mature on April 1, 2020, unless earlier repurchased or converted. All of the Notes validly tendered and accepted for purchase in the Tender Offer will be retired and canceled.

Will I receive interest on my Notes purchased pursuant to the Tender Offer?

Holders of record on September 15, 2019 will receive Accrued Interest, if any, on Notes validly tendered and accepted for purchase and will not be entitled to receive an interest payment on such Notes on October 1, 2019.

How will the Company fund the purchase of the Notes?

We expect to use borrowings under our Credit Agreement and cash on hand to finance our payment of the Purchase Price for all Notes validly tendered in the Tender Offer and accepted for purchase by us. As of June 30, 2019, approximately $1.7 billion was available for borrowing under the Credit Facility net of outstanding borrowings.

What is the purchase price for the Notes?

The Purchase Price for each $1,000 principal amount of Notes validly tendered and accepted for purchase shall be an amount equal to $990, payable to Holders who validly tender their Notes on or prior to the Expiration Date.

Will all of the Notes that I validly tender in the Tender Offer, and do not validly withdraw, be purchased?

If Notes with an aggregate principal amount in excess of $300,000,000 are validly tendered and not validly withdrawn pursuant to the Tender Offer, then, subject to the terms and conditions of the Tender Offer, the Company will accept for payment only $300,000,000 aggregate principal amount of Notes. In that event, proration for each Holder tendering Notes will be calculated with a proration factor of such amount so that the Company only accepts for purchase an aggregate principal amount of Notes of $300,000,000. If a Holder tenders a principal amount of Notes that, after proration, results in an accepted amount that is less than $1,000 principal amount, the Company will accept such Notes in their entirety. See “The Terms of the Tender Offer–Tender Cap and Proration.”

May I tender only a portion of the Notes that I own?

Yes. You do not have to tender all of the Notes that you own in order to participate in the Tender Offer, except that Notes must be tendered in denominations of $1,000 and any multiple thereof.

Will the Company purchase additional Notes after the Expiration Date of the Tender Offer?

From time to time after completion of the Tender Offer, we and our affiliates may purchase additional Notes in the open market, in privately negotiated transactions, or through additional tender offers, exchange offers or otherwise. Any future purchases or exchanges may be on the same terms or on terms that are more or less favorable to Holders of Notes than the terms of the Tender Offer. Any future purchases or exchanges by us and our affiliates will depend on various factors existing at that time. There can be no assurance as to which, if any, of these alternatives (or combinations thereof) we and our affiliates may choose to pursue in the future. Pursuant to Rule 13e-4(f)(6) under the Exchange Act, neither we nor our affiliates may purchase any Notes other than pursuant to the Tender Offer until 10 business days after the Expiration Date (or any earlier date of termination) of the Tender Offer.

When does the Tender Offer expire?

The Tender Offer will expire at 11:59 p.m., New York City time, on September 26, 2019, unless extended or earlier terminated by us. If a Nominee holds your Notes, such Nominee may have an earlier deadline for accepting tenders. You should promptly contact such Nominee that holds your Notes to determine its deadline.

If we are required by applicable law to make an announcement relating to an extension of the Expiration Date for the Tender Offer, an amendment or termination of the Tender Offer, acceptance of the Notes for purchase, or otherwise, we will do so as promptly as practicable and, in the case of an extension of the Expiration Date, no later than 9:00 a.m., New York City time, on the business day after the previously scheduled Expiration Date. Unless otherwise specified in this Offer to Purchase or required by applicable law, we may choose to issue an announcement of this type in any reasonable manner, but we will have no obligation to do so other than by issuing a press release or a notice sent via DTC.

Under what circumstances can the Tender Offer be extended, amended or terminated?

Subject to applicable law, we may extend the Tender Offer, at any time or from time to time until the Expiration Date for any reason. Subject to applicable law, we also expressly reserve the right, at any time or from time to time, to amend the terms of the Tender Offer in any respect prior to the Expiration Date. If the Tender Offer is terminated, no Notes will be accepted for purchase and any Notes that have been tendered will be returned to the Holders promptly after the termination. For more information regarding our right to extend, amend or terminate the Tender Offer, see “The Terms of the Tender Offer–Expiration Date; Extension; Termination and Amendment.”

When will I receive payment for my validly tendered Notes?

The Settlement Date is expected to occur within two business days following the Expiration Date, assuming the conditions to the Tender Offer have been either satisfied or waived by us at or prior to the Expiration Date.

Upon satisfaction or waiver by us of the conditions to the Tender Offer, we will (1) accept for purchase Notes validly tendered, subject to proration, and (2) promptly pay the Purchase Price for all Notes accepted for purchase by us. Payment of the Purchase Price and Accrued Interest, if any, will be made with respect to Notes accepted for purchase on the Settlement Date.

What will happen to Notes the Company purchases in the Tender Offer?

All of the Notes purchased in the Tender Offer will be retired and canceled.

What are the significant conditions to the Tender Offer?

Notwithstanding any other provision of the Tender Offer, our obligation to accept for purchase, and to pay for, any Notes validly tendered pursuant to the Tender Offer, subject to proration, is conditioned upon satisfaction or waiver of the General Conditions. The conditions to the Tender Offer are for our sole benefit and may be asserted by us in our sole discretion and may be waived by us in whole or in part, at any time and from time to time, in our sole discretion, regardless of whether any other condition of the Tender Offer is also waived, at or prior to the Expiration Date. If the Tender Offer is terminated at any time, Notes validly tendered will be promptly returned to the tendering Holders. The Tender Offer is not conditioned upon a minimum amount of Notes being tendered. See “The Terms of the Tender Offer–Conditions to the Tender Offer.”

How do I tender my Notes?

If you desire to tender Notes for which you are the beneficial owner that are held through a Nominee, you should contact such Nominee promptly and instruct the Nominee to tender such Notes on your behalf. To properly tender Notes, the Tender and Information Agent must receive, on or prior to the Expiration Date:

•	a timely confirmation of book-entry transfer of such Notes according to the procedure for book-entry transfer described in this Offer to Purchase; and

•	an Agent’s Message through DTC’s ATOP or a properly completed and duly executed Letter of Transmittal.

We are not providing for procedures for tenders of Notes to be made by guaranteed delivery. Accordingly, you must allow sufficient time for the necessary tender procedures to be completed during the normal business hours of DTC on or prior to the Expiration Date. If you hold your Notes through a Nominee, you should keep in mind that such entity may require you to take action with respect to the Tender Offer a number of days before the Expiration Date in order for such entity to tender Notes on your behalf on or prior to the Expiration Date. Tenders not completed prior to 11:59 p.m., New York City time, on September 26, 2019 will be disregarded and of no effect (unless the Tender Offer has been extended and such tenders are completed prior to the expiration of the extended Tender Offer).

See “The Terms of the Tender Offer–Procedure for Tendering Notes.” For further information, call the Tender and Information Agent at its telephone number set forth on the back cover of this Offer to Purchase or consult your Nominee for assistance.

Once I have tendered the Notes, can I change my mind?

Tendered Notes may be validly withdrawn at any time on or prior to the Expiration Date. Thereafter, tenders are irrevocable except that Notes not yet accepted for purchase may be withdrawn at any time after October 25,

2019 (40 business days after the commencement of the Tender Offer). For the withdrawal of a tendered Note to be valid, such withdrawal must comply with the procedures set forth in “The Terms of the Tender Offer–Withdrawal of Tenders.”

To validly withdraw Notes, Holders must deliver a written or facsimile notice of withdrawal, or a properly transmitted “Request Message” through ATOP, with the required information (as set forth in “The Terms of the Tender Offer–Withdrawal of Tenders”) at or prior to the Expiration Date. Notes validly withdrawn prior to the Expiration Date may be tendered and delivered again prior to the Expiration Date in accordance with the procedures set forth in this Offer to Purchase.

What are the tax consequences to me if I validly tender my Notes?

For a summary of certain U.S. federal income tax consequences of disposition of Notes pursuant to the Tender Offer, see “Certain U.S. Federal Income Tax Considerations.”

Is the Company making any recommendation about the Tender Offer?

None of the Company, its board of directors, its officers, the Trustee, the Dealer Manager or the Tender and Information Agent makes any recommendation as to whether you should tender your Notes pursuant to this Offer to Purchase. Holders should determine whether to tender their Notes pursuant to this Offer to Purchase based upon, among other things, their own assessment of the current market value of the Notes, liquidity needs and investment objectives.

What happens to Notes that are not accepted for purchase?

We will return any tendered Notes that we do not accept for purchase to their tendering Holder without expense. Notes not tendered and Notes otherwise not purchased pursuant to the Tender Offer will remain outstanding. If the Tender Offer is consummated, the aggregate principal amount of Notes that remain outstanding will be reduced. This may adversely affect the liquidity of and, consequently, the market price for the Notes that remain outstanding after consummation of the Tender Offer. See “Certain Considerations.”

What if I choose not to tender my Notes?

Your rights and our obligations under the Notes that remain outstanding after the consummation of the Tender Offer will not change as a result of the Tender Offer. Although Notes not purchased in the Tender Offer will remain outstanding following consummation of the Tender Offer, the purchase of the Notes may result in a smaller trading market for the remaining outstanding Notes, which may cause the market for such Notes to be less liquid and more sporadic, and market prices for such Notes may fluctuate significantly depending on the volume of trading of the Notes. See “Certain Considerations.”

Who can I contact for more information?

J.P. Morgan Securities LLC is serving as the Dealer Manager in connection with the Tender Offer. D.F. King & Co., Inc. is serving as the Tender and Information Agent in connection with the Tender Offer. Requests for assistance relating to the terms and conditions of the Tender Offer may be directed to the Dealer Manager at the address and telephone number on the back cover page of this Offer to Purchase. Beneficial owners may also contact their Nominee for assistance regarding the Tender Offer. Requests for additional copies of this Offer to Purchase or for copies of the related Letter of Transmittal and requests for assistance relating to the procedure for tendering Notes may be directed to the Tender and Information Agent at the address and telephone number on the back cover page of this Offer to Purchase.

Who is the trustee of the Notes?

The Bank of New York Mellon Trust Company, N.A. is the trustee with respect to the Notes under the Indenture (as defined herein) governing the Notes.

Will I be charged any brokerage commissions if I decide to tender my Notes?

No brokerage commissions or fees are payable by Holders to us, the Dealer Manager or the Tender and Information Agent. If your Notes are held through a broker or other Nominee who tenders the Notes on your behalf, such Nominee may charge you a commission for doing so. You should consult with your Nominee to determine whether any charges will apply. See “The Terms of the Tender Offer–Payment for Notes.”

What is the amount of currently outstanding Notes?

As of August 28, 2019, there were $562,075,000 aggregate principal amount of the Notes outstanding.

What is the conversion rate of the Notes?

Subject to the terms and conditions of the Indenture governing the Notes and as described herein, the Notes are convertible into cash and our common stock at a conversion rate (subject to adjustment) of 6.4102 common shares per $1,000 principal amount of Notes, which is equal to a conversion price of approximately $156.00 per share of our common stock.

Our common stock is currently traded on The New York Stock Exchange under the symbol “WLL.” The closing price of our common stock on August 28, 2019 was $7.01 per share.

Do Holders have any rights to require the Company to repurchase the Notes?

If we undergo a “Fundamental Change,” as defined in the Indenture governing the Notes, Holders of the Notes will have the right, subject to certain conditions, to require us to repurchase for cash all of the Notes at a repurchase price equal to 100% of the principal amount of the Notes to be purchased plus accrued and unpaid interest, to, but excluding, the Fundamental Change Repurchase Date (as defined in the Indenture).

AVAILABLE INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. The Company’s SEC filings are available to the public from commercial retrieval services and are available at the Internet website maintained by the SEC at www.sec.gov. The filings are also available on the Company’s website at www.whiting.com. The information contained in, or accessible through, the Company’s website does not constitute a part of this Offer to Purchase.

DOCUMENTS INCORPORATED BY REFERENCE

The Company is “incorporating by reference” into this Offer to Purchase the information in certain documents that the Company previously filed with the SEC, which means that the Company can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this Offer to Purchase. Any reports filed by the Company on or after the date of this Offer to Purchase and prior to the earlier of the Expiration Date or termination of the Tender Offer will automatically update and, where applicable, supersede any information contained in this Offer to Purchase or incorporated by reference in this Offer to Purchase. The Company incorporates by reference in this Offer to Purchase the documents listed below and any filings on or after the date hereof that the Company makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until the earlier of the Expiration Date or termination of the Tender Offer (excluding all or any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act and applicable SEC rules):

•	the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 filed on February 28, 2019;

•	the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019 and June 30, 2019, filed on May 2, 2019 and August 1, 2019, respectively;

•

the portions of the Company’s Definitive Proxy Statement, filed on Schedule 14A filed on March 19, 2019, that are incorporated by reference into Part III of the Company’s Annual Report on Form 10-K for the year ended December 31, 2018; and

•	the Company’s Current Reports on Form 8-K filed on February 14, 2019, May 2, 2019, July 16, 2019 and August 21, 2019.

The Tender and Information Agent will provide without charge to each person to whom this Offer to Purchase is delivered upon the request of such person, a copy of any or all of the documents incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests for such documents should be directed to the Tender and Information Agent at its telephone number and address set forth on the back cover of this Offer to Purchase. The information relating to Whiting contained in this Offer to Purchase does not purport to be complete and should be read together with the information contained in the incorporated documents.

Whiting voluntarily included the Company’s financial statements by means of the incorporation by reference of the Company’s Annual Report on Form 10-K for the year ended December 31, 2018; however, Whiting believes that the Company’s financial statements are not material to noteholders’ determination whether to tender their notes and that this tender offer qualifies for the safe harbor from the disclosure requirements of Item 10 of Schedule TO.

In addition, any questions and requests for assistance or requests for additional copies of this Offer to Purchase or the Letter of Transmittal should be directed to the Tender and Information Agent at the address listed on the back cover of this Offer to Purchase.

FORWARD-LOOKING STATEMENTS

This Offer to Purchase and the documents incorporated by reference herein contain statements that we believe to be “forward-looking statements” as defined by the SEC. All statements other than historical facts, including, without limitation, statements regarding this tender offer, our future financial position, business strategy, projected revenues, earnings, costs, capital expenditures and debt levels, and plans and objectives of management for future operations, are forward-looking statements. We caution that these statements and any other forward-looking statements in this Offer to Purchase and the documents incorporated by reference herein only reflect our expectations and do not guarantee performance. When used in this Offer to Purchase and the documents incorporated by reference herein, words such as we “expect,” “intend,” “plan,” “estimate,” “anticipate,” “believe” or “should” or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements. These risks and uncertainties include, but are not limited to:

•	declines in or extended periods of low oil, natural gas liquids or natural gas prices;

•	our level of success in exploration, development and production activities;

•	risks related to our level of indebtedness, ability to comply with debt covenants and periodic redeterminations of the borrowing base under our Credit Agreement;

•	the geographic concentration of our operations;

•	the ability to achieve the benefits of our organizational redesign and cost reduction strategy;

•	impacts to financial statements as a result of impairment write-downs;

•	federal and state initiatives relating to the regulation of hydraulic fracturing and air emissions;

•	revisions to reserve estimates as a result of changes in commodity prices, regulation and other factors;

•	adverse weather conditions that may negatively impact development or production activities;

•	the timing of our exploration and development expenditures;

•	inaccuracies of our reserve estimates or our assumptions underlying them;

•	risks relating to any unforeseen liabilities of ours;

•	our ability to generate sufficient cash flows from operations to meet the internally funded portion of our capital expenditures budget;

•	our ability to obtain external capital to finance exploration and development operations;

•	our ability to successfully complete asset dispositions and the risks related thereto;

•	unforeseen underperformance of or liabilities associated with acquired properties;

•	the impacts of hedging on our results of operations;

•	failure of our properties to yield oil or gas in commercially viable quantities;

•	availability of, and risks associated with, transport of oil and gas;

•	our ability to drill producing wells on undeveloped acreage prior to its lease expiration;

•	shortages of or delays in obtaining qualified personnel or equipment, including drilling rigs and completion services;

•	uninsured or underinsured losses resulting from our oil and gas operations;

•	our inability to access oil and gas markets due to market conditions or operational impediments;

•	the impact and costs of compliance with laws and regulations governing our oil and gas operations;

•	the potential impact of changes in laws that could have a negative effect on the oil and gas industry;

•	our ability to replace our oil and natural gas reserves;

•	negative impacts from litigation and legal proceedings;

•	any loss of our senior management or technical personnel;

•	competition in the oil and gas industry;

•	cyber security attacks or failures of our telecommunication systems; and

•	other risks described under the caption “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2018.

Except as may be required by law, we assume no obligation, and disclaim any duty, to update the forward-looking statements in this Offer to Purchase or the documents we incorporate by reference herein. We urge you to carefully review and consider the disclosures made in this Offer to Purchase and our reports filed with the SEC and incorporated by reference herein that attempt to advise interested parties of the risks and factors that may affect our business.

THE COMPANY

Whiting is an independent oil and gas company engaged in development, production, acquisition and exploration activities primarily in the Rocky Mountains region of the United States. We were incorporated in the state of Delaware in 2003 in connection with our initial public offering.

Our current operations and capital programs are focused on organic drilling opportunities and on the development of previously acquired properties, specifically on projects that we believe provide the greatest potential for repeatable success and production growth, while selectively pursuing acquisitions that complement our existing core properties and exploring other basins where we can apply our existing knowledge and expertise to build production and add proved reserves. During 2018, we focused on high-return projects in our asset portfolio that added production and reserves while generating free cash flows from operations. In 2019, we expect to continue to closely align our capital spending with cash flows generated from operations while focusing our development activities at our largest resource play in the Williston Basin of North Dakota and Montana. We continually evaluate our property portfolio and sell properties when we believe that the sales price realized will provide an above average rate of return for the property or when the property no longer matches the profile of properties we desire to own.

The principal offices for Whiting are located at 1700 Broadway, Suite 2300, Denver, CO 80290-2300. Whiting’s main telephone number is (303) 837-1661. Additional information about Whiting’s business can be found in its periodic filings with the SEC, including its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K. See “Documents Incorporated By Reference.”

THE TERMS OF THE TENDER OFFER

Description of the Notes

The Notes were issued pursuant to the Indenture, dated as of March 27, 2015 (the “Indenture”), among Whiting, Whiting Oil and Gas Corporation, Whiting US Holding Company, Whiting Canadian Holding Company ULC, Whiting Resources Corporation and The Bank of New York Mellon Trust Company, N.A., as Trustee (the “Trustee”). The following description of the Notes and any other description of the Notes contained in this Offer to Purchase, the Letter of Transmittal or in any other document related to the Tender Offer are qualified in their entirety by reference to the Indenture. Copies of the Indenture are available from the Tender and Information Agent at the address and telephone numbers set forth on the back cover of this Offer to Purchase. Such material may also be accessed electronically at the SEC’s website located at www.sec.gov.

The terms and conditions governing the Notes, including the covenants and other protective provisions contained in the Indenture, will remain unchanged by the Tender Offer. No amendments to the Indenture are being sought in connection with the Tender Offer.

As of August 28, 2019, there was $562,075,000 aggregate principal amount of the Notes outstanding.

The Notes are unsecured obligations of Whiting and rank equally in right of payment with all of our existing and future senior unsecured indebtedness and senior in right of payment to all of our future subordinated indebtedness. The Notes are effectively subordinated in right of payment to our existing and any future secured indebtedness, including the Credit Agreement, to the extent of the value of the collateral securing such indebtedness. Whiting’s obligations under the Notes are jointly and severally unconditionally guaranteed by certain of our direct and indirect wholly owned subsidiaries.

The Notes mature on April 1, 2020, unless earlier repurchased or converted. The repurchase, conversion and contingent interest provisions of the Notes are as follows:

Conversion Rights

Subject to our election to satisfy our conversion obligation by paying or delivering, as the case may be, cash, shares of our common stock or a combination thereof and satisfaction of the conditions described below, Holders may convert all or a portion of their Notes at a conversion rate of 6.4102 shares of our common stock per $1,000 principal amount of Notes (equivalent to an initial conversion price of approximately $156.00 per share of our common stock) at any time on or after January 1, 2020 and prior to close of business on the second Scheduled Trading Day (as defined in the Indenture) immediately preceding the maturity date for the Notes. The conversion rate is subject to adjustment in some events. The closing price of our common stock on August 28, 2019 was $7.01 per share.

Holders may convert the Notes, at their option, in multiples of $1,000 principal amount at any time prior to January 1, 2020, but only in the following circumstances:

•

during any calendar quarter commencing after the calendar quarter ending on June 30, 2015 (and only during such calendar quarter), if the last reported sale price of the Company’s common stock for at least 20 Trading Days (whether or not consecutive) during the period of 30 consecutive Trading Days ending on the last Trading Day of the immediately preceding calendar quarter is greater than or equal to 130% of the conversion price on each applicable Trading Day;

•

during the five business day period after any five consecutive Trading Day period (the “measurement period”) in which the Trading Price (as defined in the Indenture) per $1,000 principal amount of the Notes for each Trading Day of the measurement period is less than 98% of the product of the last reported sale price of the Company’s common stock and the conversion rate on each such Trading Day; or

•	upon the occurrence of specified corporate events.

In addition, if we undergo a Fundamental Change (as defined in the Indenture), Holders may, subject to certain conditions, require us to repurchase their Notes for cash at a price equal to 100% of the principal amount of the Notes to be purchased, plus any accrued and unpaid interest. In addition, if specific corporate events occur prior to the maturity date, we will increase the conversion rate for a Holder who elects to convert its Notes in connection with such a corporate event in certain circumstances.

Principal Terms of the Tender Offer

Upon the terms and subject to the conditions described in the Offer Documents, the Company hereby offers to purchase for cash up to $300,000,000 aggregate principal amount of its outstanding Notes. If more than $300,000,000 aggregate principal amount of Notes is tendered, all Notes tendered will be purchased on a pro rata basis. Therefore, we may not purchase the entire principal amount of Notes tendered. For more information regarding possible proration with respect to the Notes, please refer to the subsection entitled “–Tender Cap and Proration” below.

Subject to the terms and conditions of the Tender Offer, the consideration for each $1,000 principal amount of Notes validly tendered and accepted for purchase pursuant to the Tender Offer will be the Purchase Price. In addition to the Purchase Price, Holders of record on September 15, 2019 of Notes accepted for purchase pursuant to the Tender Offer will, on the Settlement Date, also receive Accrued Interest, if any.

The Tender Offer commenced on August 29, 2019 and will expire on the Expiration Date, unless earlier terminated by the Company. No tenders will be valid if submitted after the Expiration Date. If a Nominee holds your Notes, such Nominee may have an earlier deadline for accepting the offer. You should promptly contact such Nominee that holds your Notes to determine its deadline. The Tender Offer is open to all Holders of the Notes.

The Company will purchase any Notes that have been validly tendered on or prior to the Expiration Date and accepted for purchase, subject to all conditions to the Tender Offer having been either satisfied or waived by the Company, promptly following the Expiration Date. The Settlement Date is expected to occur within two business days following the Expiration Date, assuming the conditions to the Tender Offer have been either satisfied or waived by the Company at or prior to the Expiration Date.

Subject to compliance with applicable law, the Company reserves the right, in its sole discretion, to: (1) extend the Expiration Date to a later date and time as announced by the Company; (2) waive or modify in whole or in part any or all conditions to the Tender Offer; (3) delay the acceptance for purchase of any Notes or delay the purchase of any Notes; or (4) otherwise modify or terminate the Tender Offer upon the occurrence of any of the conditions set forth in “The Terms of the Tender Offer–Conditions to the Tender Offer” prior to the Expiration date. In the event that the Tender Offer is terminated or otherwise not completed, the Purchase Price will not be paid or become payable to Holders of the Notes, without regard to whether such Holders have validly tendered their Notes (in which case, such tendered Notes will be promptly returned to Holders at our expense). The Company will publicly announce any extension, termination or amendment in the manner described under “–Announcements.” See “–Expiration Date; Extension; Termination and Amendment.”

Notwithstanding any other provision of the Tender Offer, the Company’s obligation to accept for purchase, and to pay for, any Notes validly tendered pursuant to the Tender Offer, subject to proration, is conditioned upon satisfaction or waiver of the General Conditions. The obligation of the Company to consummate the Tender Offer is subject to the General Conditions. The conditions to the Tender Offer are for the sole benefit of the Company and may be asserted by the Company and may be waived by the Company in whole or in part, at any time and from time to time, regardless of whether any other condition of the Tender Offer is also waived, at or prior to the Expiration Date. If the Tender Offer is terminated at any time, Notes validly tendered will be promptly returned to the tendering Holders. The Tender Offer is not conditioned upon a minimum amount of Notes being tendered. See “–Conditions to the Tender Offer.”

The Company expects to use borrowings under its Credit Agreement, together with cash on hand sufficient to pay (i) the Purchase Price in respect of all the Notes subject to the Tender Offer (regardless of the actual amount of Notes tendered) and (ii) estimated fees and expenses relating to the Tender Offer. See “Source of Funds.”

Withdrawal rights with respect to the Notes will terminate on the Expiration Date. Thereafter, tenders are irrevocable except that Notes not yet accepted for purchase may be withdrawn at any time after October 25, 2019

(40 business days after the commencement of the Tender Offer). For the withdrawal of a tendered Note to be valid, such withdrawal must comply with the procedures set forth in “–Withdrawal of Tenders.” In the event that the Company modifies the Purchase Price and there are fewer than 10 business days remaining from and including the date of the announcement of such modification to and including the Expiration Date of the Tender Offer, the Company will extend the Expiration Date so that at least 10 business days remain until the Expiration Date.

NONE OF THE COMPANY, ITS BOARD OF DIRECTORS, ITS OFFICERS, THE DEALER MANAGER, THE TENDER AND INFORMATION AGENT OR THE TRUSTEE, OR ANY OF THEIR RESPECTIVE AFFILIATES, IS MAKING ANY RECOMMENDATION AS TO WHETHER HOLDERS SHOULD TENDER ANY NOTES IN RESPONSE TO THE TENDER OFFER. HOLDERS MUST MAKE THEIR OWN DECISION AS TO WHETHER TO PARTICIPATE IN THE TENDER OFFER AND, IF SO, THE PRINCIPAL AMOUNT OF NOTES TO TENDER.

Tender Cap and Proration

If Notes with an aggregate principal amount in excess of $300,000,000 are validly tendered and not validly withdrawn pursuant to the Tender Offer, then, subject to the terms and conditions of the Tender Offer, the Company will accept for payment only $300,000,000 aggregate principal amount of Notes. In that event: (i) the proration for each Holder tendering Notes will be calculated with a proration factor of such amount so that the Company only accepts for purchase an aggregate principal amount of Notes of $300,000,000; and (ii) if the aggregate principal amount of Notes calculated by application of the proration factor is not an integral multiple of $1,000, then the aggregate principal amount of Notes accepted from such Holder will be rounded down to the nearest $1,000 principal amount of Notes. If, however, a Holder tenders a principal amount of Notes that, after proration, would result in an accepted principal amount that is less than $1,000 principal amount, the Company will accept $1,000 principal amount of Notes from such tendering Holder. If proration of tendered Notes is required, the Company will determine the applicable final proration factor as soon as practicable after the Expiration Date and will announce the results of proration by press release.

Payment for Notes

Payment pursuant to the Tender Offer will be made by the deposit of the Purchase Price for all Notes validly tendered in the Tender Offer and accepted for purchase by us, plus Accrued Interest on such Notes, if any, in immediately available funds by the Company on the Settlement Date with the Tender and Information Agent, which will act as agent for tendering Holders for the purpose of receiving payment from the Company and transmitting such payment to tendering Holders. For purposes of the Tender Offer, the Company will be deemed to have accepted for purchase validly tendered Notes, subject to proration, if, as and when the Company gives oral (confirmed in writing) or written notice thereof to the Tender and Information Agent.

The Company expressly reserves the right, in its sole discretion and subject to Rule 14e-1(c) under the Exchange Act, to delay acceptance for purchase of, or payment for, Notes if any of the conditions to the Tender Offer shall not have been satisfied or waived, or in order to comply, in whole or in part, with any applicable law. See “–Conditions to the Tender Offer.” In all cases, payment by the Tender and Information Agent to Holders or beneficial owners of the Purchase Price and Accrued Interest for Notes, if any, purchased pursuant to the Tender Offer will be made only after timely receipt by the Tender and Information Agent prior to the Expiration Date for such Tender Offer of (1) timely confirmation of a book-entry transfer of such Notes into the Tender and Information Agent account at DTC pursuant to the procedures set forth under “–Procedure for Tendering Notes” and (2) a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) or a properly transmitted Agent’s Message, along with any other documents required by the Letter of Transmittal.

If any tendered Notes are not purchased pursuant to the Tender Offer for any reason, such Notes not purchased will be returned promptly, at our expense, to the tendering Holder (or, in the case of Notes tendered by book-entry transfer, such Notes will be promptly credited to the account maintained at DTC from which Notes were delivered) after the expiration or termination of the Tender Offer.

Holders whose Notes are accepted for purchase pursuant to the Tender Offer will be entitled to receive the Purchase Price. Each Holder of record on September 15, 2019 will receive Accrued Interest, if any, on such Notes validly tendered and accepted for purchase and will not be entitled to receive an interest payment on such Notes on October 1, 2019. Under no circumstances will any additional interest be payable because of any delay in the transmission of funds to the Holders of purchased Notes or otherwise.

All Notes validly tendered and accepted for purchase in the Tender Offer will be retired and canceled.

Tendering Holders of Notes purchased in the Tender Offer will not be obligated to pay brokerage commissions or fees to the Company, the Dealer Manager or the Tender and Information Agent. The Company will pay or cause to be paid all transfer taxes with respect to the purchase of any Notes in the Tender Offer. If your Notes are held through a broker or other Nominee who tenders the Notes on your behalf, such broker or Nominee may charge you a commission for doing so. You should consult with your broker or Nominee to determine whether any charges will apply.

The Notes may be tendered and accepted for purchase only in principal amounts equal to minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof. Holders who do not tender all of their Notes must ensure that they retain a principal amount of Notes equal to or greater than $1,000.

Purpose of the Tender Offer

The purpose of the Tender Offer is to reduce the principal amount of outstanding Notes, which mature on April 1, 2020, unless earlier repurchased or converted. See “Certain Considerations–The Tender Offer May Adversely Affect the Market Value of the Notes and Reduce the Liquidity of any Trading Market for the Notes.”

From time to time after completion of the Tender Offer, the Company and its affiliates may purchase additional Notes in the open market, in privately negotiated transactions, or through additional tender offers, exchange offers or otherwise. Any future purchases or exchanges may be on the same terms or on terms that are more or less favorable to Holders of Notes than the terms of the Tender Offer. Any future purchases or exchanges by the Company and its affiliates will depend on various factors existing at that time. There can be no assurance as to which, if any, of these alternatives (or combinations thereof) the Company and its affiliates may choose to pursue in the future. Pursuant to Rule 13e-4(f)(6) under the Exchange Act, neither the Company nor its affiliates may purchase any Notes other than pursuant to the Tender Offer until 10 business days after the Expiration Date (or any earlier date of termination) of the Tender Offer.

Conditions to the Tender Offer

Notwithstanding any other provision of this Offer to Purchase, and in addition to (and not in limitation of) the Company’s right to extend and amend the Tender Offer at any time, the Company will not be required to accept for purchase, or to pay for, Notes validly tendered pursuant to the Tender Offer and may terminate, extend or amend the Tender Offer, and may (subject to Rule 14e-1(c) under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the Holders thereof promptly after the termination or withdrawal of a tender offer) postpone the acceptance for purchase of, and payment for, Notes so tendered, and may terminate the Tender Offer, if on or prior to the Expiration Date all of the General Conditions have not been satisfied.

All of the “General Conditions” shall be deemed to be satisfied unless any of the following conditions shall occur on or after the date of this Offer to Purchase and at or prior to the Expiration Date:

•	there shall have been instituted, threatened or be pending any action, proceeding or investigation (whether formal or informal) (or there shall have been any material adverse development with respect to any action or proceeding currently instituted, threatened or pending) before or by any court, governmental, regulatory or administrative agency or instrumentality, or by any other person, in connection with the Tender Offer that, in the reasonable judgment of the Company, either (1) is, or is likely to be, materially adverse to the business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects of the Company, or (2) would or would reasonably be expected to prohibit, prevent, restrict or delay consummation of the Tender Offer;

•

an order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been proposed, enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that, in the reasonable judgment of the Company, either (1) is, or is likely to be, materially adverse to the business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects of the Company or (2) would or would reasonably be expected to prohibit, prevent, restrict or delay consummation of the Tender Offer;

•

there shall have occurred or be likely to occur any event affecting the business or financial affairs of the Company and its subsidiaries that, in the reasonable judgment of the Company, would or would reasonably be expected to prohibit, prevent, restrict or delay consummation of the Tender Offer;

•

the Trustee shall have objected in any respect to or taken action that could, in the reasonable judgment of the Company, adversely affect the consummation of the Tender Offer or shall have taken any action that challenges the validity or effectiveness of the procedures used by the Company in the making of the Tender Offer or the acceptance of, or payment for, the Notes; or

•

there has occurred (1) any general suspension of, or limitation on prices for, trading in securities in the United States securities or financial markets; (2) any significant adverse change in the price of the Notes in the United States or other major securities or financial markets; (3) a material impairment in the trading market for debt securities; (4) a declaration of a banking moratorium or any suspension of payments with respect to banks in the United States or other major financial markets; (5) any limitation (regardless of whether mandatory) by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, or other event that, in the reasonable judgment of the Company, would or would reasonably be expected to affect the extension of credit by banks or other lending institutions; (6) a commencement of a war, armed hostilities, terrorist acts or other national or international calamity directly or indirectly involving the United States; or (7) in the case of any of the foregoing existing on the date hereof, in the reasonable judgment of the Company, a material acceleration or worsening thereof.

The foregoing conditions are for the Company’s sole benefit and may be asserted by the Company or may be waived by the Company in whole or in part, at any time and from time to time, in the Company’s sole discretion, regardless of whether any other condition of the Tender Offer is also waived, at or prior to the Expiration Date. If any condition to the Tender Offer is not satisfied or waived by the Company prior to the Expiration Date, the Company reserves the right, subject to applicable law:

•	to terminate the Tender Offer and return any tendered Notes;

•	to waive all unsatisfied conditions and accept for purchase Notes that are validly tendered prior to the Expiration Date, subject to proration;

•	to extend the Tender Offer and retain the Notes that have been tendered during the period for which the Tender Offer is extended; or

•	to otherwise amend the Tender Offer.

The failure by the Company at any time to exercise any of the foregoing rights will not be deemed a waiver of any other right and each right will be deemed an ongoing right that may be asserted at any time and from time to time until the Expiration Date.

The Tender Offer is not conditioned upon a minimum amount of Notes being tendered.

Procedure for Tendering Notes

The method of delivery of Notes and Letters of Transmittal, any required signature guarantees and all other required documents, including delivery through DTC and any acceptance of an Agent’s Message transmitted through ATOP, is at the election and risk of the person tendering Notes and delivering Letters of Transmittal or transmitting an Agent’s Message and, except as otherwise provided in the Letter of Transmittal, delivery will be deemed made only when actually received by the Tender and Information Agent. DELIVERY OF DOCUMENTS TO DTC DOES NOT CONSTITUTE DELIVERY TO THE TENDER AND INFORMATION AGENT. If delivery is by mail, it is suggested that Holders use properly insured, registered mail with return receipt requested and that the mailing be made sufficiently in advance of the Expiration Date to permit delivery to the Tender and Information Agent at or prior to such time. Holders desiring to tender Notes must allow sufficient time for completion of the ATOP procedures during normal business hours of DTC. Manually signed facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted for purchase. In no event shall the Holder send any documents or Notes to the Dealer Manager or to the Company.

Tender of Notes Held Through a Nominee

To effectively tender Notes that are held of record by a Nominee, the beneficial owner thereof must timely instruct such Nominee to tender the Notes on the beneficial owner’s behalf. Any beneficial owner of Notes held of record by DTC or its Nominee, through authority granted by DTC, may direct the DTC participant through which such beneficial owner’s Notes are held in DTC to tender Notes on such beneficial owner’s behalf.

Tender of Notes Held Through DTC

To effectively tender Notes that are held through DTC, DTC participants should either (1) properly complete and duly execute the Letter of Transmittal, together with any other documents required by the Letter of Transmittal, and mail or deliver the Letter of Transmittal (or a manually signed facsimile thereof) and such other documents to the Tender and Information Agent or (2) electronically transmit their acceptance through ATOP (and thereby tender the Notes), for which the transaction will be eligible, followed by a properly transmitted Agent’s Message delivered to the Tender and Information Agent. Upon receipt of such Holder’s acceptance through ATOP, DTC will edit and verify the acceptance and send an Agent’s Message to the Tender and Information Agent for its acceptance. Delivery of tendered Notes must be made to the Tender and Information Agent pursuant to the book-entry delivery procedures set forth below.

Except as provided below, unless the Notes being tendered are deposited with the Tender and Information Agent at or prior to the Expiration Date (accompanied by a properly completed and duly executed Letter of Transmittal or a properly transmitted Agent’s Message, as applicable), the Company may, at its option, treat such tender as defective for purposes of the right to receive the Purchase Price for the Notes being tendered. Payment for tendered Notes will be made only against deposit of the tendered Notes and delivery of all other required documents.

In order to validly tender Notes at or prior to the Expiration Date with respect to Notes transferred pursuant to ATOP, a DTC participant using ATOP must also properly transmit an Agent’s Message. Pursuant to authority granted by DTC, any DTC participant that has Notes credited to its DTC account at any time (and thereby held of record by DTC’s nominee) may directly instruct the Tender and Information Agent to tender Notes at or prior to the Expiration Date as though it were the registered Holder thereof by so transmitting an Agent’s Message.

A separate tender instruction must be submitted on behalf of each beneficial owner of the Notes, given the possible proration.

Book-Entry Delivery and Tender of Notes Through ATOP

Promptly after commencement of the Tender Offer, the Tender and Information Agent will establish one or more new accounts (or utilize existing accounts) with respect to the Notes at DTC for purposes of the Tender Offer (to the extent such arrangements have not been made previously by the Tender and Information Agent). Any financial institution that is a participant in DTC may make book-entry delivery of the Notes credited to such participant’s DTC account by causing DTC to transfer such Notes into the Tender and Information Agent’s account or accounts at DTC in accordance with DTC’s procedures for such transfer. Although delivery of Notes may be effected through book-entry transfer into the Tender and Information Agent’s account at DTC, the Letter of Transmittal (or manually signed facsimile thereof), with any required signature guarantees, or (in connection with a book-entry transfer) an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be transmitted to and received by the Tender and Information Agent at or prior to the Expiration Date. Delivery of documents to DTC does not constitute delivery to the Tender and Information Agent. The confirmation of a book-entry transfer into the Tender and Information Agent’s account at DTC as described above is referred to herein as a “Book-Entry Confirmation.”

The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Tender and Information Agent and forming a part of the Book-Entry Confirmation, which states that DTC has received an express acknowledgment from the tendering participant stating (1) the aggregate principal amount of Notes to be tendered by such participant, (2) that such participant has received copies of the Offer Documents and agrees to be bound by the terms and conditions of the Tender Offer as described herein and in the Letter of Transmittal and (3) that the Company may enforce the terms and conditions of the Letter of Transmittal against such tendering participant.

THE NOTES AND EITHER THE LETTER OF TRANSMITTAL OR AGENT’S MESSAGE SHOULD BE SENT ONLY TO THE TENDER AND INFORMATION AGENT, AND NOT TO THE COMPANY, THE DEALER MANAGER OR DTC (OR ANY OTHER BOOK-ENTRY TRANSFER FACILITY).

Signature Guarantees

Signatures on all Letters of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a firm that is a member of a registered national notes exchange or the Financial Industry Regulatory Authority, or by a commercial bank or trust company having an office or a correspondent in the United States that is a participant in an approved Signature Guarantee Medallion Program (each of the foregoing, an “Eligible Institution”) unless the Notes tendered or withdrawn thereby, as the case may be, are tendered or withdrawn (1) by a registered Holder of Notes (or by a participant in DTC whose name appears on a security position listing as the owner of such Notes) or (2) for the account of an Eligible Institution.

General

Only Holders are authorized to tender their Notes. The procedures by which Notes may be tendered by beneficial owners that are not Holders will depend upon the manner in which the Notes are held. Therefore, to effectively tender Notes that are held through a Nominee, the beneficial owner thereof must timely instruct such Nominee to tender the Notes on the beneficial owner’s behalf according to the procedures described above. DTC has authorized DTC participants that hold Notes on behalf of beneficial owners of Notes through DTC to tender their Notes as if they were the Holders.

The tender of Notes by a Holder (and the acceptance of such tender by the Company) pursuant to the procedures set forth above will constitute a binding agreement between such Holder and us in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

Notwithstanding any other provision hereof, payment of the Purchase Price and Accrued Interest, if any, for Notes validly tendered and accepted for purchase pursuant to the Offer will, in all cases, be made only after timely receipt (i.e., at or prior to the Expiration Date) by the Tender and Information Agent of a Book-Entry Confirmation (as defined above) of the transfer of such Notes into the Tender and Information Agent’s account at DTC, as described above, and a Letter of Transmittal (or manually signed facsimile thereof) with respect to such Notes, properly completed and duly executed, with any required signature guarantees and any other documents required by the Letter of Transmittal, or, in the case of a book-entry transfer, a properly transmitted Agent’s Message in lieu of the Letter of Transmittal.

The Company, in its sole discretion, will determine all questions as to the form of documents and validity, eligibility (including time of receipt), acceptance for purchase and withdrawal of validly tendered Notes, and such determinations will be final and binding. Holders may challenge the Company’s determination in a court of competent jurisdiction. The Company reserves the absolute right to reject any and all tenders of Notes that it determines are not in proper form or where the acceptance for purchase of, or payment for, such Notes may, in the Company’s opinion, be unlawful. The Company also reserves the absolute right in its sole discretion to waive any of the conditions of the Tender Offer or any defect or irregularity in the tender of Notes of any particular Holder, regardless of whether similar conditions, defects or irregularities are waived in the case of other Holders. The Company’s interpretation of the terms and conditions of the Tender Offer will be final and binding. Holders may challenge the Company’s determination in a court of competent jurisdiction.

Any defect or irregularity in connection with tenders of Notes must be cured within such time as the Company determines, unless waived by the Company. Tenders of Notes shall not be deemed to have been made until all defects or irregularities have been waived or cured. None of the Company, the Dealer Manager, the Tender and Information Agent, the Trustee or any other person will be under any duty to give notification of any defects or irregularities in tenders or notices of withdrawal or will incur any liability for failure to give any such notification. If the Company waives its right to reject a defective tender of Notes, the Holder will be entitled to the Purchase Price, plus Accrued Interest, if any.

No Guaranteed Delivery

The Company is not providing for procedures for tenders of Notes to be made by guaranteed delivery. Accordingly, Holders must allow sufficient time for the necessary tender procedures to be completed during the normal business hours of DTC on or prior to the Expiration Date. If a Holder holds Notes through a Nominee, such Holder should keep in mind that such entity may require the Holder to take action with respect to the Tender Offer a number of days before the Expiration Date in order for such entity to tender Notes on such Holder’s behalf on or prior to the Expiration Date. Tenders not completed prior to 11:59 p.m., New York City time, on September 26, 2019 will be disregarded and of no effect (unless the Tender Offer has been extended and such tenders are completed prior to the expiration of the extended Tender Offer).

Holders must tender their Notes in accordance with the procedures set forth in this section.

No Appraisal Rights

There are no appraisal or similar statutory rights available to the Holders in connection with the Tender Offer.

No Alternative, Conditional or Contingent Tenders

No alternative, conditional or contingent tenders of Notes will be accepted for purchase pursuant to the Tender Offer. All questions as to the form of all documents and acceptance of all tenders of Notes will be determined by the Company, in its sole discretion, the determination of which shall be conclusive and binding. Holders may challenge the Company’s determination in a court of competent jurisdiction.

Representations, Warranties and Undertakings

A tender of Notes under the procedures described above will constitute your acceptance of the terms and conditions of the Tender Offer. In addition, by tendering Notes pursuant to this Offer to Purchase (including by accepting the Tender Offer through ATOP), the Holder is deemed to represent, warrant and undertake to the Company, the Tender and Information Agent and the Dealer Manager that:

•	the tendering Holder has received the Offer Documents and agrees to be bound by all the terms and conditions of the Tender Offer;

•

the Notes are, at the time of acceptance, and will continue to be, until the payment on the Settlement Date, or the termination or withdrawal of the Tender Offer, or, in the case of Notes in respect of which the tender has been withdrawn, the date on which such tender is validly withdrawn, held by such Holder;

•

the tendering Holder acknowledges that all authority conferred or agreed to be conferred pursuant to these representations, warranties and undertakings and every obligation of the tendering Holder shall be binding upon the successors, assigns, heirs, executors, administrators, trustee in bankruptcy and legal representatives of the tendering Holder and shall not be affected by, and shall survive, the death or incapacity of the tendering Holder;

•	the tendering Holder has full power and authority to tender, sell, assign and transfer the tendered Notes;

•

the Notes will, on the Settlement Date, be transferred by such tendering Holder to the Company in accordance with the terms of the Tender Offer, and the Company will acquire good, marketable and unencumbered title thereto, with full title guarantee free and clear of all liens, restrictions, charges and encumbrances, not subject to any adverse claim or right, and together with all rights attached thereto; and

•

the tendering Holder will, upon request, execute and deliver any additional documents deemed by the Tender and Information Agent or the Company to be necessary or desirable to complete the sale, assignment and transfer of the Notes tendered.

By tendering Notes as set forth herein, and subject to and effective upon acceptance for purchase of, and payment for, the Notes tendered therewith, a tendering Holder (1) irrevocably sells, assigns and transfers to, or upon the order of, the Company all right, title and interest in and to all the Notes tendered thereby and accepted for purchase pursuant to the terms hereof, (2) waives any and all other rights with respect to the Notes (including, without limitation, the tendering Holder’s waiver of any existing or past defaults and their consequences in respect of the Notes and the Indenture under which such Notes were issued), (3) releases and discharges the Company from any and all claims such Holder may have now, or may have in the future, arising out of, or related to, such Notes, including, without limitation, any claims that such Holder is entitled to receive additional principal or interest payments with respect to such Notes or to participate in any repurchase, redemption or defeasance of the Notes, and (4) irrevocably constitutes and appoints the Tender and Information Agent as the true and lawful agent and attorney-in-fact of such Holder (with full knowledge that the Tender and Information Agent also acts as the agent of the Company) with respect to any such tendered Notes, with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) transfer ownership of such Notes on the account books maintained by DTC, together with all accompanying evidences of transfer and authenticity, to, or upon the order of, the Company, (b) present such Notes for transfer on the relevant security register, and (c) receive all benefits or otherwise exercise all rights of beneficial ownership of such Notes (except that the Tender and Information Agent will have no rights to, or control over, funds from the Company, except as agent for the tendering Holders, for the Purchase Price, plus any Accrued Interest, if any, of Notes tendered pursuant to the Tender Offer, as determined pursuant to the terms of this Offer to Purchase, for any tendered Notes that are purchased by the Company).

By tendering Notes pursuant to the Tender Offer, the Holder will be deemed to have agreed that the delivery and surrender of the Notes is not effective, and the risk of loss of the Notes does not pass to the

Tender and Information Agent, until receipt by the Tender and Information Agent and, in the case of Notes tendered through DTC’s ATOP, of a properly transmitted Agent’s Message together with all accompanying evidences of authority and any other required documents in form satisfactory to the Company.

Withdrawal of Tenders

Withdrawal rights with respect to the Notes will terminate on the Expiration Date. Thereafter, tenders are irrevocable except that Notes not yet accepted for purchase may be withdrawn at any time after October 25, 2019 (40 business days after the commencement of the Tender Offer).

For a withdrawal of Notes to be valid, the Tender and Information Agent must timely receive a written or facsimile notice of withdrawal at the address set forth on the last page of this document, or a properly transmitted “Request Message” through ATOP must be received by the Tender and Information Agent, in each case prior to the Expiration Date. The withdrawal notice must:

•

specify the name of the person that tendered the Notes to be withdrawn and, if different, the record holder of such Notes (or, in the case of Notes tendered by book entry transfer, the name of the DTC participant for whose account such Notes were tendered and such participant’s account number at DTC to be credited with the withdrawn Notes);

•	contain a description(s) of the Notes to be withdrawn, including the CUSIP number, and the aggregate principal amount represented by such Notes to be withdrawn;

•

be signed by the Holder of such Notes in the same manner as the original signature on the Letter of Transmittal by which such Notes were tendered (including any required signature guarantees), if any (or, in the case of Notes tendered by a DTC participant through ATOP, be signed by such participant in the same manner as the participant’s name is listed on the applicable Agent’s Message), or be accompanied by documents of transfer sufficient to have the Trustee register the transfer of the Notes into the name of the person withdrawing such Notes; and

•

if the Letter of Transmittal was executed by a person other than the Holder, be accompanied by a properly completed irrevocable proxy that authorizes such person to effect such revocation on behalf of such Holder.

If the Notes to be withdrawn have been delivered or otherwise identified to the Tender and Information Agent, a signed notice of withdrawal is effective immediately upon proper written or facsimile notice of withdrawal, even if physical release is not yet effected by the Tender and Information Agent. Any Notes validly withdrawn will be deemed to be not validly tendered for purposes of the Tender Offer.

Holders may not rescind their withdrawal of tendered Notes and any Notes validly withdrawn will thereafter be deemed not validly tendered for purposes of the Tender Offer. Validly withdrawn Notes may, however, be validly tendered again by following one of the procedures described above under “–Procedure for Tendering Notes” at any time prior to the Expiration Date.

Holders may accomplish valid withdrawals of Notes only in accordance with the foregoing procedures.

If a beneficial owner tendered its Notes through a Nominee and wishes to withdraw its Notes, it will need to make arrangements for withdrawal with its Nominee. The ability of a beneficial owner to withdraw a tender of its Notes will depend upon the terms of the arrangements it has made with its Nominee and, if its Nominee is not the DTC participant tendering those Notes, the arrangements between its Nominee and such DTC participant, including any arrangements involving intermediaries between its Nominee and such DTC participant.

Through DTC, the Tender and Information Agent will return to tendering Holders all Notes in respect of which it has received valid withdrawal instructions at or prior to the Expiration Date promptly after it receives such instructions.

All questions as to the form and validity (including time of receipt) of a notice of withdrawal will be determined by the Company in its sole discretion, which determination shall be final and binding. Holders may challenge the Company’s determination in a court of competent jurisdiction. None of the Company, the Dealer Manager, the Tender and Information Agent, the Trustee or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any such notification.

If the Company extends the Tender Offer, is delayed in its acceptance for purchase of Notes, or is unable to accept for purchase Notes under the Tender Offer for any reason, then, without prejudice to the Company’s rights under the Tender Offer, the Tender and Information Agent may, subject to applicable law, retain tendered Notes on the Company’s behalf, and such Notes may not be withdrawn except to the extent tendering Holders are entitled to withdrawal rights as described in this section.

Acceptance of Notes for Purchase; Accrual of Interest

Acceptance of Notes for Purchase

The Company will be deemed to have accepted for purchase pursuant to the Tender Offer and thereby have purchased validly tendered Notes, subject to the proration provisions of the Tender Offer if, as and when the Company gives oral or written notice to the Tender and Information Agent of the Company’s acceptance of such Notes for purchase pursuant to the Tender Offer. The Company will announce acceptance for purchase of the Notes. In all cases, payment for Notes purchased pursuant to the Tender Offer will be made by deposit of cash relating to the Purchase Price for all Notes validly tendered in the Tender Offer and accepted for purchase by the Company, plus the Accrued Interest, with the Tender and Information Agent, which will act as agent for tendering Holders for the purpose of receiving payments from the Company and transmitting such payments to such Holders.

On the Settlement Date, the Company will settle all Notes accepted for purchase. The Company expects such date to be within two business days following the Expiration Date.

Subject to applicable law (including Rule 13e-4(f)(5) under the Exchange Act, which requires that the Company pay the consideration offered or return the Notes deposited by or on behalf of Holders promptly after the termination or withdrawal of the Tender Offer), the Company expressly reserves the right, in its sole discretion, to delay acceptance for purchase of, or payment for, Notes in order to comply, in whole or in part, with any applicable law. See “–Conditions to the Tender Offer.” In all cases, payment by the Tender and Information Agent to Holders of consideration for Notes accepted for purchase pursuant to the Tender Offer will be made only after receipt by the Tender and Information Agent prior to the Expiration Date of:

•	confirmation of a book-entry transfer of such Notes into the Tender and Information Agent’s account at DTC pursuant to the procedures set forth under “–Procedure for Tendering Notes”; and

•

a duly completed Agent’s Message through the facilities of DTC or a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), along with any other documents required by the Letter of Transmittal.

If the Tender Offer is terminated or withdrawn, or the Notes are not accepted for purchase, no consideration will be paid or payable to Holders of those Notes. If any tendered Notes are not purchased pursuant to the Tender Offer for any reason, including but not limited to Notes not purchased due to proration, Notes tendered by book-entry transfer will be credited to the account maintained at DTC from which those Notes were delivered promptly following the Expiration Date or termination of the Tender Offer.

If the Company is delayed in its acceptance for purchase of, or payment for, any tendered Notes or is unable to accept for purchase or pay for any tendered Notes pursuant to the Tender Offer for any reason, including but not limited to Notes not purchased due to proration, then, without prejudice to the Company’s rights hereunder, but subject to applicable law, tendered Notes may be retained by the Tender and Information Agent on behalf of the Company (subject to Rules 13e-4(5)(f) and 14e-1 under the Exchange Act, which requires that the Company pay the consideration offered or return the Notes deposited by or on behalf of the Holders promptly after the termination or withdrawal of the Tender Offer).

All Notes validly tendered and accepted for purchase in the Tender Offer will be retired and canceled.

Holders will not be obligated to pay brokerage fees or commissions or transfer taxes with respect to the Company’s purchase of the Notes pursuant to the Tender Offer. However, if you hold Notes through a broker or bank, you should consult that institution as to whether it charges any service fees. The Company will pay certain fees and expenses of the Dealer Manager and the Tender and Information Agent in connection with the Tender Offer. See “The Dealer Manager and the Tender and Information Agent.”

Accrual of Interest

Holders of record on September 15, 2019 of the Notes that are validly tendered and accepted for purchase pursuant to the Tender Offer will receive Accrued Interest, if any.

Under no circumstances will any additional interest be payable because of any delay in the transmission of funds to the Holders of purchased Notes or otherwise.

Expiration Date; Extension; Termination and Amendment

The Tender Offer will expire on the Expiration Date, unless earlier terminated by the Company. The Company reserves the right, in its sole discretion, to extend the Expiration Date for the Tender Offer. In addition, subject to applicable law, the Company expressly reserves the right to terminate or withdraw the Tender Offer at any time and from time to time upon the occurrence of any of the conditions set forth in “The Terms of the Tender Offer–Conditions to the Tender Offer” until the Expiration Date. If the Tender Offer is terminated at any time, the Notes tendered and not previously accepted and purchased will be promptly returned to the tendering Holders. There can be no assurance that the Company will exercise its right to extend, terminate or amend the Tender Offer. Irrespective of any amendment to the Tender Offer, all Notes previously tendered pursuant to the Tender Offer and not accepted for purchase will remain subject to the Tender Offer and may be accepted for purchase thereafter for purchase by the Company, except when such acceptance is prohibited by law.

The Company will publicly announce any extension, termination or amendment in the manner described under “–Announcements.”

If the Company makes a material change in the terms of the Tender Offer or the information concerning the Tender Offer or waives a material condition of the Tender Offer, the Company will disseminate additional materials and extend the Tender Offer to the extent required by law. In the event of a termination of the Tender Offer, none of the Purchase Price will be paid or become payable on Notes. In any such event, any Notes previously tendered pursuant to the Tender Offer will be returned to the tendering Holders in accordance with Rule 13e-4(f)(5) under the Exchange Act.

Additional Terms of the Tender Offer

•	All communications, payments, notices, certificates, or other documents to be delivered to or by a Holder will be delivered by or sent to or by it at the Holder’s own risk.

•

By submitting a valid electronic acceptance instruction or Letter of Transmittal, a Holder will be deemed to have given the representations, warranties and undertakings of the Holder set forth above in “–Procedure for Tendering Notes–Representations, Warranties and Undertakings” and in the Letter of Transmittal.

•

All acceptances of tendered Notes by the Company shall be deemed to be made on the terms set out in this Offer to Purchase (and shall be deemed to be given in writing even if submitted electronically).

•	The Company may in its sole discretion elect to treat as valid a tender instruction in respect of which the relevant Holder does not fully comply with all the requirements of these terms.

•

Unless waived by the Company, any irregularities in connection with tenders of Notes must be cured within such time as the Company shall determine. None of the Company, the Dealer Manager, the Tender and Information Agent, the Trustee or any other person shall be under any duty to give notification of any defects or irregularities in such tenders of Notes, nor will any of such entities incur any liability for failure to give such notifications. Tenders of Notes may be deemed not to have been made until such irregularities have been cured or waived.

•

None of the Company, the Dealer Manager, the Tender and Information Agent or the Trustee shall accept any responsibility for failure of delivery of a notice, communication or electronic acceptance instruction.

•

Any rights or claims that a Holder may have against the Company in respect of any tendered Notes or the Tender Offer, other than rights or claims under federal securities laws, shall be extinguished or otherwise released upon the payment to such Holder of the Purchase Price, plus Accrued Interest, for such Notes, as determined pursuant to the terms of the Tender Offer.

•

Without limiting the manner in which the Company may choose to make any public announcement, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release or giving notice to the Tender and Information Agent and the Dealer Manager.

•

The contract constituted by the Company’s acceptance for purchase in accordance with the terms of this Offer to Purchase of all Notes validly tendered (or defectively tendered, if such defect has been waived by the Company) shall be governed by, and construed in accordance with, the law of the State of New York.

Announcements

If the Company is required by applicable law to make an announcement relating to an extension of the Expiration Date for the Tender Offer, an amendment or termination of the Tender Offer, acceptance of the Notes for purchase, or otherwise, the Company will do so as promptly as practicable and, in the case of an extension of the Expiration Date, no later than 9:00 a.m., New York City time, on the business day after the previously scheduled Expiration Date. Unless otherwise specified in this Offer to Purchase or required by applicable law, the Company may choose to issue an announcement of this type in any reasonable manner, but it will have no obligation to do so other than by issuing a press release or a notice sent via DTC.

CERTAIN CONSIDERATIONS

In deciding whether to participate in the Tender Offer, each Holder should consider carefully, in addition to the other information contained in or incorporated by reference in this Offer to Purchase and in the related Letter of Transmittal, the risks described under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and the following:

Position of the Company and Other Parties Concerning the Tender Offer

None of the Company, its Board of Directors, its officers, the Dealer Manager, the Tender and Information Agent or the Trustee makes any recommendation to any Holder whether to tender or refrain from tendering any or all of such Holder’s Notes, and none of them has authorized any person to make any such recommendation. If anyone makes any recommendation or representation or gives any such information, Holders should not rely upon that recommendation, representation or information as having been authorized by the Company, the Dealer Manager, the Tender and Information Agent or the Trustee. Holders are urged to evaluate carefully all information in the Offer Documents, consult their own investment and tax advisors and make their own decisions whether to tender Notes, and, if so, the principal amount of Notes to tender.

The Tender Offer May Adversely Affect the Market Value of the Notes and Reduce the Liquidity of any Trading Market for the Notes

All Notes validly tendered and accepted for purchase in the Tender Offer will be retired and canceled. The Notes are not listed on any national or regional securities exchange or quoted on any automated quotation system. To our knowledge, the Notes are traded infrequently in transactions arranged through brokers, and reliable market quotations for the Notes are not always available. To the extent that Notes are purchased pursuant to the Tender Offer, the trading market for the Notes that remain outstanding will likely become further limited or cease altogether. A bid for a debt security with a smaller outstanding principal amount available for trading (a smaller “float”) may be lower than a bid for a comparable debt security with a greater float. Therefore, the market price for and liquidity of Notes not validly tendered may be affected adversely to the extent that the principal amount of Notes purchased pursuant to the Tender Offer reduces the float. The reduced float may also tend to make the trading price more volatile.

Holders of Notes not tendered and purchased in the Tender Offer may attempt to obtain quotations for their Notes from their brokers; however, there can be no assurance that an active trading market will exist for the Notes following consummation of the Tender Offer. The extent of the market for the Notes following consummation of the Tender Offer will depend upon a number of factors, including the size of the float, the number of Holders remaining at such time, the principal amount of Notes held by such Holders and the interest in maintaining a market in the Notes on the part of securities firms.

Withdrawal Rights

Withdrawal rights with respect to the Notes will terminate on the Expiration Date. Thereafter, tenders are irrevocable except that Notes not yet accepted for purchase may be withdrawn at any time after October  25, 2019 (40 business days after the commencement of the Tender Offer).

Conditions to the Consummation of the Tender Offer

The consummation of the Tender Offer is subject to the satisfaction or waiver of several conditions. See “The Terms of the Tender Offer–Conditions to the Tender Offer.” In addition, subject to applicable law, the Company may terminate the Tender Offer at any time prior to the Expiration Date upon the occurrence of any of the conditions set forth in “The Terms of the Tender Offer – Conditions to the Tender Offer.” There can be no assurance that such conditions will be met, that the Company will not terminate the Tender Offer or that, in the event that the Tender Offer is not consummated, the market value and liquidity of the Notes will not be materially adversely affected.

Treatment of Notes Not Tendered in the Tender Offer

Notes not tendered and purchased, including but not limited to Notes returned to Holders due to proration, in the Tender Offer will remain outstanding. The terms and conditions in the Indenture, including the covenants and other protective provisions contained in the Indenture, will remain unchanged. No amendments to the Indenture are being sought in connection with the Tender Offer.

From time to time after completion of the Tender Offer, the Company and its affiliates may purchase additional Notes in the open market, in privately negotiated transactions, or through additional tender offers, exchange offers or otherwise. Any future purchases or exchanges may be on the same terms or on terms that are more or less favorable to Holders of Notes than the terms of the Tender Offer. Any future purchases or exchanges by the Company and its affiliates will depend on various factors existing at that time. There can be no assurance as to which, if any, of these alternatives (or combinations thereof) the Company and its affiliates may choose to pursue in the future. Pursuant to Rule 13e-4(f)(6) under the Exchange Act, neither the Company nor its affiliates may purchase any Notes other than pursuant to the Tender Offer until 10 business days after the Expiration Date (or any earlier date of termination) of the Tender Offer.

Certain Tax Considerations

See “Certain U.S. Federal Income Tax Considerations” for a discussion of certain tax matters that should be considered in evaluating the Tender Offer.

SOURCE OF FUNDS

The Company would need approximately $297.0 million (exclusive of any Dealer Manager fee and other fees and expenses and Accrued Interest, if any) to purchase all of the Notes outstanding as of August 28, 2019, based on the purchase price per $1000 principal amount of Notes of $990. The Company expects to use borrowings under its Credit Agreement, together with cash on hand to fund the payment of (i) the Purchase Price in respect of all the Notes subject to the Tender Offer (regardless of the actual amount of Notes tendered) and (ii) estimated fees and expenses relating to the Tender Offer.

As of June 30, 2019, the Credit Agreement had a borrowing base of $2.25 billion and aggregate commitments of $1.75 billion. As of June 30, 2019, the Company had $1.7 billion of available borrowing capacity under the Credit Agreement, which was net of $40 million of borrowings outstanding and $2 million in letters of credit outstanding. The borrowing base under the Credit Agreement is determined at the discretion of the lenders, based on the collateral value of the Company’s proved reserves that have been mortgaged to such lenders, and is subject to regular redeterminations on May 1 and November 1 of each year, as well as special redeterminations described in the Credit Agreement, in each case which may reduce the amount of the borrowing base. Upon a redetermination of the borrowing base, either on a periodic or special redetermination date, if borrowings in excess of the revised borrowing capacity were outstanding, the Company could be forced to immediately repay a portion of its debt outstanding under the Credit Agreement.

The Credit Agreement provides for interest only payments until maturity, when the Credit Agreement expires and all outstanding borrowings are due. The Credit Agreement matures on April 12, 2023, provided that if at any time and for so long as any senior notes (other than the Notes) have a maturity date prior to 91 days after April 12, 2023, the maturity date shall be the date that is 91 days prior to the maturity of such senior notes. Interest under the Credit Agreement accrues at the Company’s option at either (i) a base rate for a base rate loan plus the margin in the table below, where the base rate is defined as the greatest of the prime rate, the federal funds rate plus 0.5% per annum, or an adjusted LIBOR rate plus 1.0% per annum, or (ii) an adjusted LIBOR rate for a Eurodollar loan plus the margin in the table below. Additionally, the Company incurs commitment fees as set forth in the table below on the unused portion of the aggregate commitments of the lenders under the Credit

Agreement, which are included as a component of interest expense. At June 30, 2019, the weighted average interest rate on the outstanding principal balance under the Credit Agreement was 4.4%.

Ratio of Outstanding Borrowings to Borrowing Base	Applicable Margin for Base Rate Loans	Applicable Margin for Eurodollar Loans	Commitment Fee
Less than 0.25 to 1.0	0.50%	1.50%	0.375%
Greater than or equal to 0.25 to 1.0 but less than 0.50 to 1.0	0.75%	1.75%	0.375%
Greater than or equal to 0.5 to 1.0 but less than 0.75 to 1.0	1.00%	2.00%	0.50%
Greater than or equal to 0.75 to 1.0 but less than 0.90 to 1.0	1.25%	2.25%	0.50%
Greater than or equal to 0.9 to 1.0	1.50%	2.50%	0.50%

The Credit Agreement contains restrictive covenants that may limit the Company’s ability to, among other things, incur additional indebtedness, sell assets, make loans to others, make investments, enter into mergers, enter into hedging contracts, incur liens and engage in certain other transactions without the prior consent of its lenders. Except for limited exceptions, the Credit Agreement also restricts the Company’s ability to make any dividend payments or distributions on its common stock. These restrictions apply to all of the Company’s restricted subsidiaries (as defined in the Credit Agreement). As of June 30, 2019, there were no retained earnings free from restrictions. The Credit Agreement requires the Company, as of the last day of any quarter, to maintain the following ratios (as defined in the Credit Agreement): (i) a consolidated current assets to consolidated current liabilities ratio (which includes an add back of the available borrowing capacity under the Credit Agreement) of not less than 1.0 to 1.0 and (ii) a total debt to last four quarters’ EBITDAX ratio of not greater than 4.0 to 1.0.

The obligations under the Credit Agreement are collateralized by a first lien on substantially all of the properties of Whiting Oil and Gas Corporation and Whiting Resource Corporation, which are the Company’s subsidiaries. The Company has guaranteed the obligations of Whiting Oil and Gas Corporation under the Credit Agreement and has pledged the stock of its subsidiaries as security for its guarantee.

INTEREST OF DIRECTORS AND EXECUTIVE OFFICERS;

TRANSACTIONS AND ARRANGEMENTS CONCERNING THE NOTES

The following table lists the names of all directors and executive officers of the Company. The business address of the Company and of each of the persons listed in the table below is 1700 Broadway, Suite 2300, Denver, CO 80290. The telephone number of the Company and each of the persons listed in the table below is (303) 837-1661.

Name	Position
Bradley J. Holly	Chairman, President, Chief Executive Officer and Director
Charles J. Rimer	Chief Operating Officer
Correne S. Loeffler	Chief Financial Officer
Timothy M. Sulser	Chief Strategy Officer
Bruce R. DeBoer	Chief Administrative Officer, General Counsel and Secretary
Sirikka R. Lohoefener	Vice President, Controller and Treasurer
Thomas L. Aller	Director
Lyne B. Andrich*	Director
James E. Catlin	Director
Philip E. Doty	Director
William N. Hahne	Director
Michael G. Hutchinson*	Director
Carin S. Knickel	Director
Michael B. Walen	Director

*	Appointment to position effective September 1, 2019

To the Company’s knowledge, none of the Company’s executive officers, directors or affiliates hold a beneficial interest in the Notes.

No affiliate or associate or majority owned subsidiary of the Company and, to the Company’s knowledge, no director or executive officer of the Company or any subsidiary of the Company has engaged in any transaction in the Notes during the 60 days preceding the date of this Offer to Purchase.

MARKET PRICE INFORMATION

The Notes are not listed on any national or regional securities exchange or quoted on any automated quotation system. To our knowledge, the Notes are traded infrequently in transactions arranged through brokers, and reliable market quotations for the Notes are not always available. To the extent that the Notes are traded, prices of the Notes may fluctuate greatly depending on the trading volume and the balance between buy and sell orders.

The Notes are convertible into cash and shares of our common stock in the circumstances and during the periods specified in the Indenture governing the Notes. Our common stock is traded on The New York Stock Exchange under the symbol “WLL.” The table below sets forth the high and low sales prices of our common stock during the indicated time periods.

	High	Low
Year Ended December 31, 2017
First quarter	$53.48	$31.84
Second quarter	$41.48	$20.44
Third quarter	$23.52	$15.88
Fourth quarter	$28.60	$18.56
Year Ended December 31, 2018
First quarter	$34.91	$21.38
Second quarter	$56.47	$31.87
Third quarter	$55.39	$43.59
Fourth quarter	$55.17	$18.37
Year Ended December 31, 2019
First quarter	$30.38	$21.43
Second quarter	$30.94	$15.40
Third quarter (through August 28, 2019)	$19.68	$6.45

The closing price of our common stock on The New York Stock Exchange on August 28, 2019 was $7.01 per share. As of July 24, 2019, there were approximately 91,298,629 shares of our common stock outstanding.

We urge you to obtain more current market price information for our Notes and common stock during the tender offer period.

As of August 28, 2019, there was $562,075,000 aggregate principal amount of the Notes outstanding.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain U.S. federal income tax consequences of a sale of Notes by a U.S. Holder or Non-U.S. Holder (each as defined below) pursuant to the Tender Offer. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations, rulings of the Internal Revenue Service (the “IRS”), and judicial decisions in existence on the date hereof, all of which are subject to change. Any such change could apply retroactively and could adversely affect the tax consequences described below. No assurance can be given that the IRS will agree with the consequences described in this summary, or that a court will not sustain any challenge by the IRS in the event of litigation. No advance tax ruling has been sought or obtained from the IRS regarding the tax consequences of the transactions described herein.

For purposes of this summary, a “U.S. Holder” is a beneficial owner of Notes that is (a) an individual who is a citizen of the United States or who is a resident of the United States for U.S. federal income tax purposes, (b) an entity that is classified for U.S. federal income tax purposes as a corporation and that is organized under the laws of the United States, any state thereof, or the District of Columbia, or is otherwise treated for U.S. federal income tax purposes as a domestic corporation, (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (d) a trust (i) whose administration is subject to the primary supervision of a court within the United States and all substantial decisions of which are subject to the control of one or more United States persons as described in Section 7701(a)(30) of the Code (‘‘United States persons’’), or (ii) that has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

For purposes of this summary, a “Non-U.S. Holder” is a beneficial owner of Notes that is not a U.S. Holder and that is not an entity (including an arrangement treated for U.S. federal income tax purposes as an entity) that is classified for U.S. federal income tax purposes as a partnership or as a “disregarded entity.” If an entity classified for U.S. federal income tax purposes as a partnership or as a “disregarded entity” owns Notes, the tax treatment of a member of the entity will depend on the status of the member and the activities of the entity. The tax treatment of such an entity, and the tax treatment of any member of such an entity, are not addressed in this summary. Any entity that is classified for U.S. federal income tax purposes as a partnership or as a “disregarded entity” and that owns Notes, and any members of such an entity, are encouraged to consult their tax advisors.

This summary does not discuss all U.S. federal income tax considerations that may be relevant to U.S. Holders and Non-U.S. Holders in light of their particular circumstances or that may be relevant to certain beneficial owners that may be subject to special treatment under U.S. federal income tax law (for example, tax-exempt organizations, insurance companies, banks and other financial institutions, dealers in securities, traders in securities that elect to use a mark-to-market method of accounting, real estate investment trusts, regulated investment companies, individual retirement accounts, qualified pension plans, persons who hold Notes as part of a straddle, hedging, constructive sale, conversion, or other integrated transaction, persons that purchase or sell Notes as part of a wash sale for U.S. federal income tax purposes, persons subject to special tax accounting rules under Section 451(b) of the Code, U.S. Holders whose functional currency is not the U.S. dollar, U.S. expatriates, controlled foreign corporations, passive foreign investment companies, and corporations that accumulate earnings to avoid U.S. federal income tax). Furthermore, this summary does not discuss any alternative minimum tax consequences, and does not address any aspects of U.S. state or local taxation. This summary only applies to those beneficial owners that hold Notes as ‘‘capital assets’’ within the meaning of the Code.

BENEFICIAL OWNERS OF NOTES ARE ENCOURAGED TO SEEK ADVICE FROM THEIR OWN TAX ADVISORS REGARDING THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE TENDER OFFER BASED ON THEIR PARTICULAR CIRCUMSTANCES.

Consequences to Tendering U.S. Holders

Sale of Notes Pursuant to the Tender Offer. The sale of Notes pursuant to the Tender Offer will be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder that tenders Notes which are purchased in the Tender Offer will recognize gain or loss in an amount equal to the difference between the total consideration received in exchange for such Notes (other than any portion of the consideration that is attributable to accrued but unpaid stated interest, which will be taxable as ordinary interest income to the extent such interest has not been previously included in income) and the U.S. Holder’s adjusted tax basis in such Notes. The adjusted tax basis of a U.S. Holder in a Note generally is the price such U.S. Holder paid for the Note, increased by any market discount previously included in gross income by the U.S. Holder with respect to the Note, and reduced (but not below zero) by the amount of any payments (other than stated interest) received with respect to the Note by the U.S. Holder and by any amortizable bond premium that an electing U.S. Holder has previously amortized with respect to the Note. Amortizable bond premium is generally defined as the excess of a U.S. Holder’s tax basis in the Note immediately after its acquisition by the U.S. Holder over the sum of all amounts payable on the Note after the purchase date other than payments of stated interest.

Except to the extent that gain is characterized as ordinary income pursuant to the market discount rules described below, any such gain or loss will be a capital gain or loss, and will be a long-term capital gain or loss if the Notes have been held for more than one year. Long-term capital gains recognized by non-corporate U.S. Holders are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

A U.S. Holder will be treated as having acquired a Note at a market discount for U.S. federal income tax purposes if (i) the stated redemption price at maturity of the Note exceeded the initial tax basis of the Note immediately after its acquisition by such U.S. Holder, and (ii) the amount of this difference (the “market discount”) exceeds a specified de minimis amount. In general, any gain realized on the sale of a Note having market discount will be treated as ordinary income to the extent of any market discount that has accrued during the U.S. Holder’s holding period (on a straight line basis or, if elected, on a constant yield basis), unless the U.S. Holder previously elected to include market discount in income as it accrued for U.S. federal income tax purposes.

Unearned Income Medicare Contribution Tax. A 3.8% Medicare contribution tax will be imposed on the “net investment income” of certain United States individuals and on the undistributed “net investment income” of certain estates and trusts. Among other items, “net investment income” generally includes interest and certain net gain from the sale of property (such as the Notes), less certain deductions.

Information Reporting and Backup Withholding. In general, information reporting requirements will apply with respect to payments made to U.S. Holders pursuant to the Tender Offer. In addition, a U.S. Holder may be subject to a backup withholding tax on such payments that are subject to information reporting if the U.S. Holder fails to supply its correct taxpayer identification number in the manner required by applicable law, fails to certify that it is not subject to the backup withholding tax, or otherwise fails to comply with applicable backup withholding tax rules. Any amounts withheld from a U.S. Holder under the backup withholding provisions may be credited against the U.S. federal income tax liability, if any, of the U.S. Holder, and may entitle the U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

Consequences to Tendering Non-U.S. Holders

Sale of Notes Pursuant to the Tender Offer. A Non-U.S. Holder that sells Notes pursuant to the Tender Offer will recognize capital gain or loss in an amount equal to the difference between (i) the amount of cash received (other than amounts attributable to accrued but unpaid interest, which will be taxed as described below under “–Accrued Interest”) and (ii) the Non-U.S. Holder’s adjusted tax basis in the Notes. Subject to the discussion below under “–Information Reporting and Backup Withholding,” any such gain recognized by a Non-U.S. Holder will not be subject to U.S. federal income tax, unless one of the following three exceptions applies:

•

In the case of a Non-U.S. Holder who is an individual, the Non-U.S. Holder is present in the United States for 183 days or more in the taxable year of the sale of the Notes, and certain other conditions are met; or

•

The gain with respect to the Notes is effectively connected with the conduct of a trade or business (and, if a U.S. income tax treaty applies, is attributable to a permanent establishment maintained) within the United States by the Non-U.S. Holder; or

•

We are or have been a “United States real property holding corporation” (a “USRPHC”) at any time during the shorter of the period that such Non-U.S. Holder held the Notes or the five-year period ending on the date of such sale, and certain other conditions (described below) are met.

If the first exception applies, the Non-U.S. Holder will be subject to U.S. federal income tax at a rate of 30% (or at a reduced rate under an applicable U.S. income tax treaty) on the amount by which its U.S.-source capital gains exceed its U.S.-source capital losses. If the second exception applies, any such gain recognized by a Non-U.S. Holder will be subject to U.S. federal income tax at regular graduated rates, and (if the Non-U.S. Holder is classified as a corporation for U.S. federal income tax purposes) may also be subject to a U.S. branch profits tax, which is imposed at a rate of 30% (or at a lower rate under an applicable income tax treaty) on effectively connected earnings and profits, subject to certain adjustments.

With respect to the third bullet point above, we believe that we currently are a USRPHC and we anticipate that we will continue to be a USRPHC. Any gain recognized by a Non-U.S. Holder upon a sale of Notes pursuant to the Tender Offer will be subject to U.S. federal income tax if we are or have been a USRPHC at any time during the shorter of the period that the Non-U.S. Holder held the notes or the five-year period ending on the date of the sale, unless:

•

the Notes are “regularly traded” on an established securities market at the time of the sale, and the Non-U.S. Holder has owned, directly or constructively, 5% or less of the total fair market value of the Notes at all times during the shorter of the period that such Non-U.S. Holder held the Notes or the five-year period ending on the date of the sale; or

•

the Notes are not “regularly traded” on an established securities market at the time of the sale, but (i) our common shares are “regularly traded” on an established securities market at the time of the sale, and (ii) on any date on which Notes were acquired, directly or constructively, by the Non-U.S. Holder, the Notes acquired by such Non-U.S. Holder (together with all Notes previously acquired, directly or constructively, by the Non-U.S. Holder) had a fair market value that was not greater than 5% of the aggregate fair market value of our common shares as measured on such date.

We believe that our common shares and the Notes are “regularly traded” on an established securities market.

Upon a sale of the Notes pursuant to the Tender Offer, the proceeds (other than proceeds attributable to Accrued Interest) received by a person that is not a “United States person” are generally subject to a 15% U.S. withholding tax. There exists an exemption from this withholding tax if the Notes are “regularly traded” on an established securities market. We intend to take the position that the Notes are “regularly traded” on an established securities market. Therefore, in the event that we (or our paying agent) are the withholding agent with respect to the payment of proceeds (other than proceeds attributable to Accrued Interest) to a Non-U.S. Holder upon a sale pursuant to the Tender Offer, we do not intend to impose U.S. withholding tax on such payment.

Accrued Interest. Subject to the discussion below under “–Information Reporting and Backup Withholding” and “–Foreign Account Tax Compliance,” any amount received by a Non-U.S. Holder on account of any accrued but unpaid interest on a Note will not be subject to U.S. federal income tax or withholding, if:

•

the Non-U.S. Holder is neither (i) a “controlled foreign corporation” that is related to us as described in Section 881(c)(3)(C) of the Code, (ii) a bank receiving the interest on a loan made in the ordinary course of its business, nor (iii) a person who owns, directly or under the attribution rules of Section 871(h)(3)(C) of the Code, 10% or more of the total combined voting power of the equity interests in us;

•	the certification requirements described below are satisfied; and

•	the interest is not effectively connected with the conduct of a trade or business within the United States by the Non-U.S. Holder.

In general, the certification requirements will be satisfied if either (i) the beneficial owner of the Note provides, to the person that otherwise would be required to withhold U.S. tax, a properly completed IRS Form W-8BEN or IRS Form W-8BEN-E (or a suitable substitute form) that includes the beneficial owner’s name and address and that certifies, under penalties of perjury, that the beneficial owner is not a United States person, or (ii) a securities clearing organization, bank, or other financial institution which holds customers’ securities in the ordinary course of its trade or business holds the Note on behalf of a beneficial owner and provides to the person that otherwise would be required to withhold U.S. tax, a statement certifying under penalties of perjury that an applicable IRS Form W-8BEN or IRS Form W-8BEN-E (or a suitable substitute form) has been received by it from the beneficial owner, or from another financial institution acting on behalf of the beneficial owner, and furnishes a copy to the person that otherwise would be required to withhold U.S. tax. These certification requirements may be satisfied with certain other documentary evidence in the case of a Note held through a qualified intermediary.

Any payments to a Non-U.S. Holder on account of accrued but unpaid interest on a Note that do not qualify for the exemption described above and that are not effectively connected with the conduct of a trade or business (or, if a U.S. income tax treaty applies, are not attributable to a permanent establishment maintained) within the United States by the Non-U.S. Holder will be subject to U.S. federal income tax and withholding at a rate of 30% (or at a lower rate under an applicable income tax treaty). To claim a reduction or exemption under an applicable income tax treaty, a Non-U.S. Holder must generally submit, to the person that otherwise would be required to withhold U.S. tax, a properly completed IRS Form W-8BEN or IRS Form W-8BEN-E (or a suitable substitute form).

Any payments to a Non-U.S. Holder on account of accrued but unpaid interest on a Note that are effectively connected with the conduct of a trade or business (and, if a U.S. income tax treaty applies, are attributable to a permanent establishment maintained) within the United States by a Non-U.S. Holder will be subject to U.S. federal income tax at regular graduated rates. If the Non-U.S. Holder is classified as a corporation for U.S. federal income tax purposes, such income will also be taken into account for purposes of determining the amount of U.S. branch profits tax, which is imposed at a rate of 30% (or at a lower rate under an applicable income tax treaty) on effectively connected earnings and profits, subject to certain adjustments. However, such effectively connected income will not be subject to U.S. federal income tax withholding, provided that the Non-U.S. Holder furnishes a properly completed IRS Form W-8ECI (or a suitable substitute form) to the person that otherwise would be required to withhold U.S. tax.

Information Reporting and Backup Withholding. Upon a sale of Notes by a Non-U.S. Holder pursuant to the Tender Offer, any portion of the consideration that represents payment of Accrued Interest generally will be reported to the IRS and to the Non-U.S. Holder, whether or not such interest is exempt from U.S. withholding tax. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the payee resides.

Any payments to a Non-U.S. Holder that are attributable to Accrued Interest generally will not be subject to backup withholding and additional information reporting, provided that (i) the Non-U.S. Holder certifies, under penalties of perjury, on a properly completed IRS Form W-8BEN, IRS Form W-8BEN-E, or IRS Form W-8ECI (or a suitable substitute form) that it is not a United States person and certain other conditions are met, or (ii) the Non-U.S. Holder otherwise establishes an exemption.

With respect to the proceeds of a sale of a Note pursuant to the Tender Offer (other than any portion attributable to Accrued Interest), any payment to a Non-U.S. Holder that is made by or through the U.S. office of a broker generally will not be subject to information reporting or backup withholding if the Non-U.S. Holder either certifies, under penalties of perjury, on a properly completed IRS Form W-8BEN, IRS Form W-8BEN-E, or IRS Form W-8ECI (or a suitable substitute form) that it is not a United States person and certain other conditions are met, or the Non-U.S. Holder otherwise establishes an exemption. Information reporting and backup withholding generally will not apply to the payment of such proceeds by or through the foreign office of a foreign broker (within the meaning of applicable Treasury regulations). However, with respect to a payment of such proceeds by or through a foreign office of a U.S. broker or of a foreign broker with certain relationships to the United States, information reporting requirements (but not backup withholding) generally will apply unless the broker has documentary evidence that the holder is not a United States person and certain other conditions are met, or the holder otherwise establishes an exemption.

Any amounts withheld from a Non-U.S. Holder under the backup withholding provisions may be credited against the U.S. federal income tax liability, if any, of the Non-U.S. Holder, and may entitle the Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

Foreign Account Tax Compliance. Under the Foreign Account Tax Compliance Act (“FATCA”), a 30% withholding tax is imposed on payments of U.S. source interest to “foreign financial institutions” (including non-U.S. investment funds) or “non-financial foreign entities” (each as defined in the Code) (whether such foreign financial institutions or non-financial foreign entities are acting as beneficial owners or intermediaries), unless they meet the information reporting requirements of FATCA. To avoid withholding, a foreign financial institution generally needs to enter into an agreement with the IRS that states that it will provide the IRS certain information, including the names, addresses and taxpayer identification numbers of direct and indirect U.S. account holders (including certain debt and equity holders), comply with due diligence procedures with respect to the identification of U.S. accounts, report to the IRS certain information with respect to U.S. accounts maintained, agree to withhold tax on certain payments made to non-compliant foreign financial institutions or account holders who fail to provide the required information, and determine certain other information as to its account holders. An intergovernmental agreement between the United States and an applicable foreign country, or future U.S. Treasury regulations, may modify these requirements. A non-financial foreign entity generally needs to provide either the name, address, and taxpayer identification number of each substantial U.S. owner, or certifications of no substantial U.S. ownership, to avoid withholding, unless certain exceptions apply.

Non-U.S. Holders are encouraged to consult their own tax advisors regarding the application of FATCA to sales of Notes pursuant to the Tender Offer.

THE DEALER MANAGER AND THE TENDER AND INFORMATION AGENT

The Company has retained J.P. Morgan Securities LLC to act as the Dealer Manager, and D.F. King & Co., Inc. to act as the Tender and Information Agent, for the Tender Offer. The Dealer Manager will perform services customarily provided by investment banking firms acting as the Dealer Manager of tender offers of a like nature, including, but not limited to, soliciting tenders of Notes pursuant to the Tender Offer and communicating generally regarding the Tender Offer with banks, brokers, custodians, Nominees and other persons, including Holders of Notes. The Company has agreed to pay the Dealer Manager and the Tender and Information Agent customary fees for their services in connection with the Tender Offer. In addition, the Company has agreed to reimburse the Dealer Manager for its reasonable out-of-pocket expenses. The Company has agreed to indemnify the Dealer Manager against certain liabilities that may arise in connection with the Tender Offer, including certain liabilities under the federal securities laws or to contribute to payments the Dealer Manager may be required to make in respect of those liabilities.

At any given time, the Dealer Manager may trade Notes or other securities of the Company for its own account or for the accounts of its customers, and accordingly, may hold a long or a short position in the Notes or such other securities.

The Dealer Manager or its affiliates have provided in the past, and may provide in the future, financial, advisory, investment banking, lending and commercial banking services to the Company and its subsidiaries, for which it has received and will receive customary fees and commissions. The Dealer Manager may also from time to time hold Notes, shares of the Company’s common stock and other securities issued by the Company, and, to the extent they own Notes at the time of the Tender Offer, the Dealer Manager may tender these Notes. If applicable, the Dealer Manager may also tender Notes on behalf of other Holders of Notes. Subject to applicable law, during the course of the Tender Offer, the Dealer Manager may trade shares of the Company’s common stock and other securities issued by the Company for its own account or the accounts of its customers. As a result, the Dealer Manager may hold long or short positions in the Company’s common stock and other securities issued by the Company.

Neither the Dealer Manager nor the Tender and Information Agent assumes any responsibility for the accuracy or completeness of the information concerning the Tender Offer or the Company contained in this Offer to Purchase or related documents or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of such information.

The Company’s officers and employees (who will not be specifically compensated for such services), the Dealer Manager and the Tender and Information Agent may contact Holders regarding the Tender Offer and may request brokers, dealers and other nominees to forward this Offer to Purchase and related materials to beneficial owners of Notes. The Company will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Offer to Purchase and related documents to the beneficial owners of the Notes and in handling or forwarding tenders of Notes by their customers.

The expenses of soliciting tenders of the Notes will be borne by the Company. Tendering Holders of Notes will not be required to pay any fee or commission to the Dealer Manager. However, if a tendering Holder handles the transaction through its broker, dealer, commercial bank, trust company or other custodial entity, such Holder may be required to pay brokerage fees or commissions of that entity.

MISCELLANEOUS

The Company is not aware of any state where the making of the Tender Offer is not in compliance with the laws of such state. If the Company becomes aware of any state where the making of the Tender Offer would not be in compliance with such laws, the Company will make a good faith effort to comply with any such state laws or may seek to have such state laws declared inapplicable to the Tender Offer. If, after such good faith effort, the Company cannot comply with any such applicable state laws, the Tender Offer will not be made to the Holders residing in each such state.

In order to tender Notes, a Holder should send or deliver a properly completed and signed Letter of Transmittal and any other required documents to the Tender and Information Agent at one of its addresses set forth below or tender pursuant to DTC’s ATOP. Questions or requests for assistance relating to the procedures for tendering Notes or for additional copies of the Offer Documents may be directed to the Tender and Information Agent at its telephone number and address set forth below.

The Tender and Information Agent for the Tender Offer is:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, New York 10005

Banks and Brokers call: (212) 269-5550

Toll free: (866) 745-0268

Email: wll@dfking.com

By facsimile:

(For Eligible Institutions only)

(212) 709-3328

Confirmation:

(212) 269-5552

By Mail, Overnight Courier or Hand:

Attn: Andrew Beck

48 Wall Street

New York, New York 10005

Requests for assistance relating to the terms and conditions of the Tender Offer may be directed to the Dealer Manager at the telephone number and address set forth below. You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Tender Offer or requests for additional copies of the Offer Documents.

The Dealer Manager for the Tender Offer is:

J.P. Morgan

383 Madison Avenue

New York, New York 10179

Attention: Liability Management Group

Telephone No. Collect: (212) 834-4811

Telephone No. Toll-Free: (866) 834-4666